Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ABBOTT LABORATORIES,

BADGER MERGER SUB I, INC.

AND

EXACT SCIENCES CORPORATION

DATED AS OF NOVEMBER 19, 2025

TABLE OF CONTENTS

Page

Article I DEFINED TERMS		- 2 -

Section 1.1	Certain Defined Terms	- 2 -
Section 1.2	Additional Defined Terms	- 17 -
Section 1.3	Interpretation	- 19 -

Article II THE MERGER AND CERTAIN RELATED MATTERS		- 20 -

Section 2.1	The Merger	- 20 -
Section 2.2	Closing	- 20 -
Section 2.3	Effective Time	- 20 -
Section 2.4	Surviving Corporation Constituent Documents	- 21 -
Section 2.5	Surviving Corporation Directors and Officers	- 21 -
Section 2.6	Effect on Capital Stock	- 21 -
Section 2.7	Treatment of Company Equity Awards	- 23 -
Section 2.8	Company Employee Stock Purchase Plan	- 25 -
Section 2.9	Further Assurances	- 25 -

Article III PAYMENT FOR SHARES		- 25 -

Section 3.1	Surrender and Payment	- 25 -
Section 3.2	Lost, Stolen or Destroyed Certificates	- 27 -
Section 3.3	Withholding Rights	- 28 -

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 28 -

Section 4.1	Organization	- 28 -
Section 4.2	Subsidiaries	- 29 -
Section 4.3	Capitalization	- 29 -
Section 4.4	Authorization; Board Approval; Voting Requirements	- 31 -
Section 4.5	Consents and Approvals; No Violations	- 32 -
Section 4.6	Takeover Provisions; Rights Plans and Protective Provisions	- 33 -
Section 4.7	SEC Reports; Financial Statements	- 33 -
Section 4.8	SEC Compliance Matters	- 34 -
Section 4.9	Absence of Undisclosed Liabilities	- 36 -
Section 4.10	Absence of Certain Changes	- 36 -
Section 4.11	Litigation	- 36 -
Section 4.12	Compliance with Laws Generally; Permits	- 37 -
Section 4.13	Compliance with Trade Laws	- 37 -
Section 4.14	Compliance with Anti-Corruption Laws	- 38 -
Section 4.15	Taxes	- 38 -
Section 4.16	Employee Benefit Plans and Related Matters	- 40 -
Section 4.17	Employees; Labor Matters	- 42 -

i

Section 4.18	Intellectual Property; Technology and Data	- 43 -
Section 4.19	Environmental Laws and Regulations	- 47 -
Section 4.20	Company Contracts	- 48 -
Section 4.21	Real Property	- 50 -
Section 4.22	Title to Assets	- 51 -
Section 4.23	Products and Product Liability	- 51 -
Section 4.24	Healthcare Regulatory Matters	- 51 -
Section 4.25	Insurance Coverage	- 53 -
Section 4.26	Proxy Statement	- 54 -
Section 4.27	Opinion of Financial Advisor	- 54 -
Section 4.28	Brokers	- 54 -
Section 4.29	No Other Representations or Warranties	- 54 -

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		- 55 -

Section 5.1	Organization	- 55 -
Section 5.2	Merger Sub	- 55 -
Section 5.3	Authorization; Board Approval	- 56 -
Section 5.4	Consents and Approvals; No Violations	- 57 -
Section 5.5	Sufficient Funds	- 57 -
Section 5.6	Ownership of Common Stock	- 57 -
Section 5.7	Proxy Statement	- 57 -
Section 5.8	Litigation	- 58 -
Section 5.9	Brokers	- 58 -
Section 5.10	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	- 58 -
Section 5.11	No Other Representations or Warranties	- 58 -

Article VI COVENANTS OF THE COMPANY		- 59 -

Section 6.1	Operating Covenants	- 59 -
Section 6.2	Preparation and Mailing of Proxy Statement	- 63 -
Section 6.3	Stockholders Meeting; Recommendation	- 65 -
Section 6.4	Access to Information; Confidentiality	- 66 -
Section 6.5	Non-Solicitation; Acquisition Proposals; Intervening Events	- 67 -
Section 6.6	State Takeover Laws	- 70 -
Section 6.7	Section 16 of the Exchange Act	- 71 -
Section 6.8	Stockholder Litigation	- 71 -
Section 6.9	Deregistration and Delisting	- 71 -

Article VII ADDITIONAL AGREEMENTS		- 72 -

Section 7.1	Efforts; Consents and Approvals	- 72 -
Section 7.2	Employee Matters	- 74 -
Section 7.3	Fees and Expenses	- 75 -
Section 7.4	Directors’ and Officers’ Indemnification and Insurance	- 76 -

ii

Section 7.5	Public Announcements	- 78 -
Section 7.6	Notice of Certain Events	- 78 -
Section 7.7	Control of Operations	- 78 -
Section 7.8	Financing Cooperation	- 79 -
Section 7.9	Treatment of Company Indebtedness	- 80 -
Section 7.10	Merger Sub	- 81 -

Article VIII CONDITIONS PRECEDENT		- 81 -

Section 8.1	Conditions to Each Party’s Obligation to Effect the Merger	- 81 -
Section 8.2	Conditions to Obligations of Parent and Merger Sub	- 82 -
Section 8.3	Conditions to Obligations of the Company	- 83 -

Article IX TERMINATION		- 83 -

Section 9.1	Termination	- 83 -
Section 9.2	Effect of Termination	- 85 -
Section 9.3	Company Termination Fee	- 85 -

Article X GENERAL PROVISIONS		- 87 -

Section 10.1	Non-Survival of Representations, Warranties and Agreements	- 87 -
Section 10.2	Notices	- 87 -
Section 10.3	Entire Agreement; Third-Party Beneficiaries	- 88 -
Section 10.4	Severability	- 89 -
Section 10.5	Assignment	- 89 -
Section 10.6	Amendment	- 89 -
Section 10.7	Extension; Waiver	- 89 -
Section 10.8	Governing Law and Venue: Waiver of Jury Trial	- 89 -
Section 10.9	Enforcement	- 91 -
Section 10.10	Counterparts; Effectiveness	- 91 -
Section 10.11	Financing Provisions	- 92 -
Section 10.12	Certificates	- 92 -

Company Disclosure Letter

Exhibits

Exhibit A	Form of Surviving Corporation Certificate of Incorporation
Exhibit B	Form of Surviving Corporation Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2025 (this “Agreement”), is made and entered into by and among Abbott Laboratories, an Illinois corporation (“Parent”), Badger Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Exact Sciences Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement, the merger of Merger Sub with and into the Company, with the Company surviving the merger in accordance with the DGCL as a wholly owned, direct Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement (the foregoing merger, the “Merger”), and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by and on behalf of the Company, (c) resolved to recommend the adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company and (d) directed that this Agreement be submitted to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) authorized and approved the execution, delivery and performance of this Agreement by and on behalf of Merger Sub and declared the advisability of the Merger and (b) directed that this Agreement be submitted to Parent as the sole stockholder of Merger Sub for its adoption, and recommended that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, the Board of Directors of Parent has unanimously (a) approved the Merger and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent; and

WHEREAS, the Company, Parent and Merger Sub desire to make and enter into certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

Article I
DEFINED TERMS

Section 1.1            Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“2027 Convertible Notes” means the 0.3750% convertible senior notes due 2027 issued under the 2027 Convertible Notes Indenture.

“2027 Convertible Notes Indenture” means that certain Second Supplemental Indenture, dated as of March 8, 2019, between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, as in effect on the date hereof.

“2028 Convertible Notes” means the 0.3750% convertible senior notes due 2028 issued under the 2028 Convertible Notes Indenture.

“2028 Convertible Notes Indenture” means that certain Third Supplemental Indenture, dated as of February 27, 2020, between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, as in effect on the date hereof.

“2030 Convertible Notes” means the 2.000% convertible senior notes due 2030 issued under the 2030 Convertible Notes Indenture.

“2030 Convertible Notes Indenture” means that certain Fourth Supplemental Indenture, dated as of March 1, 2023, between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, as in effect on the date hereof.

“2031 Convertible Notes” means the 1.750% convertible senior notes due 2031 issued under the 2031 Convertible Notes Indenture.

“2031 Convertible Notes Indenture” means that certain Fifth Supplemental Indenture, dated as of April 17, 2024, between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, as in effect on the date hereof.

“Acceptable Confidentiality Agreement” means a written confidentiality agreement between the Company and another Person (other than Parent, Merger Sub or their respective Affiliates) that (a) contains confidentiality provisions no less favorable to the Company in the aggregate than those provisions set forth in the Confidentiality Agreement and (b) does not contain any provision that would prevent the Company from performing and complying in all material respects with its obligations under this Agreement, including the Company’s obligations to provide any disclosure to Parent required pursuant to Section 6.5; provided, however, that such confidentiality agreement need not contain a “standstill” or other prohibition on making, pursing, negotiating, implementing, financing or consummating any Acquisition Proposal (collectively, “Standstill Provisions”); provided, further, that if such confidentiality agreement does not contain Standstill Provisions, or contains Standstill Provisions that are more favorable to such other Person than those applicable to Parent under the Confidentiality Agreement, the Company shall promptly provide Parent notice thereof and a copy of such Standstill Provisions, if any, and the Confidentiality Agreement shall be deemed to be automatically amended, without further action of the Parties, to delete the Standstill Provisions therein or conform the Standstill Provisions thereof with such more favorable Standstill Provisions, as applicable.

“Acquisition Proposal” means any proposal or offer from any Person for any transaction or series of transactions involving, alone or in combination, any direct or indirect (a) merger, share exchange, business combination, consolidation, recapitalization or reorganization of the Company that if consummated would result in the Beneficial Ownership by such Person (including such Person’s or resulting company’s direct or indirect stockholders) of Securities representing 20 percent or more (on a fully diluted basis) of the outstanding Common Stock of the Company, or 20 percent or more of the aggregate voting power of the capital stock of the surviving or resulting entity or the resulting direct or indirect parent of the Company or such surviving entity, after giving effect to the consummation of such transaction, (b) sale, lease, license, exchange, transfer or other disposition of assets, including any Securities of the Company Subsidiaries, to which 20 percent or more of the revenues of the Company and the Company Subsidiaries, taken as a whole and on a consolidated basis, are attributable or (c) purchase, share issuance, tender offer, exchange offer or other acquisition of Securities of the Company that if consummated would result in the Beneficial Ownership by such Person, of Securities representing 20 percent or more (on a fully diluted basis) of the outstanding Common Stock of the Company; provided that the term “Acquisition Proposal” will not include the Merger or the other transactions contemplated by this Agreement or any other transaction with Parent, Merger Sub or any other Subsidiary of Parent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise.

“AI System” means a machine- or Software-based system that operates with varying levels of autonomy and that may exhibit adaptiveness after development, that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations or decisions.

“Anti-Corruption Laws” means any Laws prohibiting bribery or corruption, including (a) the U.S. Foreign Corrupt Practices Act, (b) the U.S. Travel Act, 18 U.S.C. § 201, (c) the U.K. Bribery Act 2010 and (d) Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar or related anti-takeover Law, including Section 203 of the DGCL.

“Beneficial Owner” means, with respect to a Security, any Person that, directly or indirectly, through any Contract, relationship or otherwise, is or would be considered the “beneficial owner” of such Security in accordance with Rule 13d-3 under the Exchange Act. The term “Beneficial Ownership” will be construed accordingly.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, commission or other incentive, stock option, stock purchase, stock appreciation, restricted stock, restricted stock unit, performance stock unit, phantom equity or other equity-based, employment, retention, change in control, severance, termination, pension, retirement, profit-sharing, deferred compensation, vacation, health, welfare, fringe benefit, retiree medical or life insurance, or other benefit or compensation plan, program, policy, Contract or other arrangement, whether or not in writing and whether or not funded, in each case, entered into, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Individual Service Provider, or with respect to which the Company or any Company Subsidiary (or any of their respective ERISA Affiliates) has or would reasonably be expected to have any liability, whether actual or contingent, but excluding workers’ compensation, unemployment compensation and other programs that are required under applicable Law and maintained by any Governmental Authority.

“Board of Directors” means the board of directors of a specified Person.

“Business Day” means any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in Chicago, Illinois, or Madison, Wisconsin.

“Cash-Out Company Equity Awards” means, collectively, the Company Options, shares subject to Company Restricted Stock Awards, Cash-Out Company RSU Awards, Company PSU Awards, and Company DSU Awards.

“Change” means a change, circumstance, condition, development, effect, event, occurrence, fact or state of facts.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated as of January 13, 2025, among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Company DSU Award” means each deferred stock unit granted under any Stock Plan.

“Company Equity Awards” means, collectively, the Company Options, Company Restricted Stock Awards, Company RSU Awards, Company PSU Awards, and Company DSU Awards.

“Company ESPP” means the Exact Sciences Corporation 2010 Employee Stock Purchase Plan, as amended through the date of this Agreement.

“Company Material Lease” means any lease, sublease, license, occupancy agreement or similar Contract pursuant to which the Company or any of the Company Subsidiaries leases, subleases, licenses or occupies (in each case, as tenant, subtenant or by other occupancy arrangement) any real property, in each case, which has annual rent obligations in excess of $1,000,000.

“Company Material Owned Real Property” means the owned real property listed in Item 2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 19, 2025.

“Company Option” means each option to purchase shares of Common Stock granted under any Stock Plan.

“Company Product” means all products (including LDTs), including the features and functionality offered by any such products (or LDTs), that have been or are being researched, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any Company Subsidiary.

“Company PSU Award” means each performance share unit granted under any Stock Plan.

“Company Restricted Stock Award” means each award of shares of Common Stock subject to vesting, repurchase or other lapse restriction granted under any Stock Plan.

“Company RSU Award” means each restricted stock unit granted under any Stock Plan (other than any Company PSU Award).

“Competition Law” means the HSR Act, the Clayton Act of 1914, the Sherman Antitrust Act of 1890, the Federal Trade Commission Act, and all other federal, state, supranational, or non-U.S. Laws that are intended to prohibit, restrict or regulate actions having an anticompetitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws, and Laws addressing the impact of business combination transactions on access, quality and cost of health care services, including state Laws requiring notice or approval of such transactions involving healthcare entities, as defined under such state Laws.

“Constituent Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company agreement, (c) with respect to a partnership, its certificate of limited partnership (if a limited partnership) and partnership agreement and (d) with respect to any other entity, any similar organizational or governing documents of such entity, including any applicable jurisdictional equivalents.

“Continuing Employees” means each employee of the Company or a Company Subsidiary who continues as an employee of Parent, the Surviving Corporation, or one of its Affiliates immediately after the Effective Time.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding instrument, in each case, whether written or oral and whether one or a series of related Contracts.

“Convertible Notes” means, collectively, the 2027 Convertible Notes, the 2028 Convertible Notes, the 2030 Convertible Notes, and the 2031 Convertible Notes.

“Convertible Notes Indentures” means, collectively, the 2027 Convertible Notes Indenture, the 2028 Convertible Notes Indenture, the 2030 Convertible Notes Indenture, and the 2031 Convertible Notes Indenture.

“Copyrights” means all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ Data Security Program” means U.S. DOJ Final Rule Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636, codified at 28 C.F.R. Part 202, as interpreted in implementing rules and guidance from time to time.

“Employee Company Equity Award Holder” means any holder of a Company Equity Award who was granted such Company Equity Award in his or her capacity as an employee for applicable employment Tax purposes.

“Environmental Law” means any Law relating to the pollution or protection of the environment, natural resources, or public health, and any Law pertaining to the exposure to, or the treatment, storage, handling, disposal, generation, manufacture, management, processing, use, registration, distribution, transportation, recycling, reuse, disposal, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any Permit required pursuant to any Environmental Law.

“Equity Award Exchange Ratio” means the quotient of (a) the Per Share Merger Consideration, divided by (b) the average, rounded to the nearest one ten thousandth, of the closing-sale price of a Parent Share on the New York Stock Exchange as reported by The Wall Street Journal for the 10 consecutive trading days ending on (and including) the trading day immediately preceding the Effective Time.

“Equity Right” means, with respect to any Person, any Security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any option, call, restricted stock, deferred stock award, stock unit, “phantom” award, dividend equivalent or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings or business performance of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, including any regulations and guidance promulgated or published thereunder.

“Financial Statements” means the consolidated financial statements, whether audited or unaudited, of the Company and the Company Subsidiaries included or incorporated by reference in any SEC Documents, including, in the case of fiscal year-end statements, the reports thereon by PricewaterhouseCoopers LLP, the independent auditors of the Company for the periods included therein, and, in each case, a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of comprehensive income (or loss), a consolidated statement of changes in stockholders’ equity, a consolidated statement of cash flows and any accompanying notes.

“Financing Entities” means the Financing Parties and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in connection with the Financing.

“Foreign Investment Law” means any Law in any jurisdiction regulating investments on the basis of national security, national interest, public interest or public order grounds.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical studies contained in 21 C.F.R. Parts 11, 50, 54, 56, and 812 or any comparable Laws of other Healthcare Regulatory Authorities.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58 or any comparable Laws of other Healthcare Regulatory Authorities.

“Government Official” means (a) officers, employees or representatives of any Governmental Authority, (b) any individual who, although temporarily or without payment, holds a public position, employment, or function, (c) any private person acting in an official capacity for or on behalf of any Governmental Authority (such as a consultant retained by a Governmental Authority), (d) candidates for political office at any level, (e) political parties and their officials, and (f) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).

“Governmental Authority” means any (a) court of competent jurisdiction, (b) federal, state, local, United States, non-U.S. or supranational government (or political subdivision thereof), (c) judicial or administrative department, agency or instrumentality of a United States, non-U.S. or supranational government, including any state-owned or state controlled instrumentality or (d) governmental agency, branch, commission or department (including any self-regulating body) exercising, or entitled to exercise, any legally binding administrative, executive, judicial, legislative, police or regulatory authority or power (including, in any respect, Taxes).

“Governmental Healthcare Programs” means all “federal healthcare programs” as defined by 42 U.S.C. § 1320a–7b(f), including Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant, and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Healthcare Regulatory Authority.

“Hazardous Substance” means any substance, material, product, or waste that is listed, defined, designated or classified as hazardous, biohazardous, radioactive, toxic, a contaminant, or a pollutant, or words of similar import, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof, friable asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Healthcare Laws” means all Laws to the extent applicable to the operation of the Company’s and any Company Subsidiaries’ businesses and related to (a) the research, investigation, design, development, validation, production, marketing, offering, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, use handling and control, safety, efficacy or manufacturing of any Company Products, or applicable to services (including laboratory testing services) provided or rendered by the Company or any Company Subsidiary or (b) the payment for healthcare or healthcare-related products, services or professionals, including all Laws, as amended from time to time, relating to (i) Governmental Healthcare Programs or Payors, (ii) the coding, coverage, reimbursement billing, administration or submission of claims, benefits or refunds to patients or Payors, (iii) insurance and managed care or (iv) fraud and abuse, bribes, rebates, kickbacks, referrals, corporate practice of medicine, false claims, fee splitting or patient brokering, and further including the following Laws and all rules and regulations promulgated pursuant thereto: (A) the FDCA (21 U.S.C. § 301 et seq.), (B) statutes governing all Governmental Healthcare Programs, including the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), and related state or local statutes, (C) the Patient Protection and Affordable Care Act, (D) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), (E) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (F) Stark Law (42 U.S.C. § 1395nn), (G) False Claims Act (31 U.S.C. § 3729 et seq.), (H) the Program Fraud Civil Penalties Act (31 U.S.C. §3801 et seq.), (I) the Federal Healthcare Fraud law (18 U.S.C. § 1347), and all applicable Laws analogous to the foregoing in states and all other jurisdictions in which the Company operates, (J) medical records and patient privacy and security Laws, including HIPAA, and any comparable federal, state or local Laws, (K) the rules and regulations promulgated and enforced by any Healthcare Regulatory Authority, including, as applicable, current Good Laboratory Practices, Good Clinical Practices, and Quality Systems Requirements, (L) federal, state or local device licensing, disclosure, distribution and reporting requirements, (M) the Clinical Laboratory Improvement Amendments (CLIA) of 1988 (42 U.S.C. 263a, et seq.) and any comparable state Laws governing the licensing and permitting of clinical laboratories, (N) the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220), (O) the Federal Conspiracy to Defraud Statute (18 U.S.C. § 286), (P) the Federal False Statements Statute (18 U.S.C. § 1001), (Q) the Federal Trade Commission Act, (R) the Federal Lanham Act and (S) any comparable state or foreign Laws for any of the foregoing.

“Healthcare Permit” means any Permit required pursuant to any Healthcare Laws, including, if applicable, 510(k) or pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, clinical laboratory certificates, accreditations, permits, or licenses, New York State LDT approvals, manufacturing approvals and authorizations, registration notifications or their foreign equivalent.

“Healthcare Regulatory Authority” means any Governmental Authority with jurisdiction over, or the authority to grant approvals, licenses, registrations, certifications or authorizations necessary for, (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval or licensing of any Company Product, (b) federal healthcare programs under which such products are purchased, (c) the protection of personal health information, or (d) the offering, performance or provision of healthcare services (including diagnostic testing services), including the FDA, the Centers for Medicare & Medicaid Services (“CMS”), the U.S. Department of Justice (“DOJ”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Health and Human Services (“HHS”), the HHS Office of Inspector General, the Office of Civil Rights, state health authorities, and their equivalent foreign entities.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Individual Service Provider” means any current or former director, officer, employee or individual consultant or other service provider of the Company or any Company Subsidiary.

“Insured Person” means any person covered by the Company’s D&O Insurance as of immediately prior to the Closing.

“Intellectual Property” means all of the following anywhere in the world, and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, and including all renewals therefor: (a) Patents, (b) Copyrights, (c) Trademarks, (d) Software, (e) mask works, mask work registrations and mask work applications and all other corresponding rights, (f) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, database rights and other rights in data (including technical data), (g) Trade Secrets, (h) all other proprietary rights (including moral rights, rights related to social media accounts or handles and rights of personality or identity) and (i) rights to sue for past, present and future infringement of the foregoing rights.

“Intellectual Property License Agreement” means a Contract granting or obtaining any right to use or practice any rights under any Intellectual Property to which the Company or any of the Company Subsidiaries is a party or otherwise bound (whether as grantor or grantee), other than (a) non-exclusive licenses granted or received in the ordinary course of business under material transfer agreements, clinical trial agreements and nondisclosure agreements, (b) invention assignment agreements granted by employees or contractors of the Company or the Company Subsidiaries in favor of the Company or any Company Subsidiary, (c) non-exclusive licenses granted or received in the ordinary course of business to or from service providers for their provision of services to the Company and the Company Subsidiaries wherein such licenses are incidental and not material to the performance under such Contract, or (d) non-exclusive licenses granted for the Company’s or the Company Subsidiaries’ use of commercially available Software-as-a-Service offerings, non-customized Software and information technology on standardized terms.

“Intervening Event” means a material Change that is unknown by the Board of Directors of the Company as of the date of this Agreement (or if known, the consequences of which were not known to the Board of Directors of the Company as of the date of this Agreement); provided that none of the following will be deemed, either alone or in combination, to constitute or be deemed to contribute to, and none of the following will be taken into account in determining whether there has been, an Intervening Event: the receipt by the Company of an Acquisition Proposal or a Superior Proposal or any inquiry, offer, request or proposal that could be reasonably expected to lead to an Acquisition Proposal or a Superior Proposal or the existence or terms of an Acquisition Proposal or a Superior Proposal.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, data communications lines, network and telecommunications equipment, internet-related information technology architecture, wide area network and other information technology equipment owned, leased, licensed or otherwise procured by the Company or any of the Company Subsidiaries.

“knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the individuals set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means any federal, state, local, non-U.S., international or multinational law, rule, regulation, statute, Order, ordinance, constitution, treaty, binding directive or code issued, granted or promulgated by any Governmental Authority, including any binding case law.

“LDT” means a clinical laboratory test developed and performed by a clinical laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) of 1988 (42 U.S.C. 263a, et seq.) and that has not been cleared, approved, or otherwise authorized by FDA.

“Lease” means any lease, sublease, license, occupancy agreement or similar Contract pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies (in each case as tenant, subtenant or by other occupancy arrangement) any real property.

“Leased Real Property” means real property interests leased or occupied by the Company or any of the Company Subsidiaries pursuant to any Lease.

“Lien” means any mortgage, claim, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), servitude, easement, right of way, community or other property interest, option, preference, priority, right of first offer or refusal or other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention Contract).

“Material Adverse Effect” means a Change that, individually or in the aggregate with any other Changes, has, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following will be deemed, either alone or in combination, to constitute a Material Adverse Effect or be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any Change resulting from the execution, performance (except with respect to the Company’s obligations (subject to the limitations therein) under clause (A) of Section 6.1) or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators, provided that this clause (a) shall not apply to any representation or warranty (and associated condition to Closing) to the extent such representation or warranty is intended to address the consequences of the execution, performance or consummation of this Agreement or the transactions contemplated hereby, (b) any increase or decrease in the trading price or trading volume of the Common Stock or credit rating of the Company, provided that the underlying causes of any such change in price, volume or rating may, to the extent not otherwise excluded from the definition of “Material Adverse Effect,” be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, (c) any Change in general economic, geopolitical or political conditions (including in interest or exchange rates, tariffs or trade wars or stock, bond or debt prices) in the United States or any other jurisdiction, (d) any Change generally affecting the financial, credit, securities, currency or other capital markets in the United States or any other jurisdiction, (e) any Change generally affecting the industry or markets in which the Company and the Company Subsidiaries operate, (f) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption, epidemic or pandemic, other outbreak of illness or disease or public health event or other natural disaster or act of God, or any escalation or worsening thereof, (g) any acts of war, special military operation, sabotage, cyberattack (not specifically targeted at the Company or any Company Subsidiary), cyberterrorism or terrorism, or any escalation or worsening thereof, (h) any Change in applicable Law or GAAP (or any proposal therefor or change in authoritative interpretation thereof), (i) any failure by the Company or the Company Subsidiaries to meet any internal or published projections, estimates or expectations of the Company’s or the Company Subsidiaries’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company or the Company Subsidiaries to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself, provided that the underlying causes of any such failure may, to the extent not otherwise excluded from the definition of “Material Adverse Effect,” be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, (j) any action taken as expressly required by this Agreement (except with respect to the Company’s obligations (subject to the limitations therein) under clause (A) of Section 6.1) or with the express written consent or at the express written direction of Parent or Merger Sub, (k) any Change arising from or relating to the identity of Parent or Merger Sub as the acquirer of the Company or (l) any stockholder Proceeding arising from allegations of a breach of fiduciary duty or violation of applicable securities Law relating to this Agreement or the transactions contemplated hereby, except in the case of the foregoing clauses (c) through (h), to the extent such Change is disproportionately adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, as compared to other Persons of similar size operating in the industries or markets in which the Company and the Company Subsidiaries operate.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396 et seq., and all Laws, Orders, manuals, guidelines and requirements pertaining to such program, including all applicable state statutes and plans for medical assistance enacted in connection with such program, and all administrative and reimbursement guidelines and requirements of all Healthcare Regulatory Authorities promulgated in connection with such program (whether or not having the force of law).

“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395 et seq., and all Laws, manuals, state plans, orders and guidelines pertaining to such program, including all applicable provisions of all Laws, manuals, orders and administrative and reimbursement guidelines and requirements of all Healthcare Regulatory Authorities promulgated in connection with such program (whether or not having the force of law).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Employee Company Equity Award Holder” means any holder of a Company Equity Award who is not an Employee Company Equity Award Holder.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Order” means any order, decision, writ, injunction, judgment, decree, ruling, award or settlement, whether civil or criminal, in any Proceeding by or with any Governmental Authority.

“Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Owned Real Property” means real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, owned by the Company or any of the Company Subsidiaries, including all easements, rights and appurtenances relating to the foregoing.

“Parent Material Adverse Effect” means a Change that, individually or in the aggregate with any other Changes, prevents, materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger, in each case, before the End Date.

“Parent RSU Award” means each restricted stock unit representing the right to vest in and be issued Parent Shares or the cash equivalent thereof.

“Parent Shares” means the common shares, without par value, of Parent.

“Patents” means all classes or types of patents, including utility patents, utility models, design patents, reexaminations, reissues, extensions and renewals, and all applications (including provisional and nonprovisional applications), continuations, divisionals, continuations-in-part, and all rights to claim priority thereto, anywhere in the world.

“Payor” means any governmental, commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, Governmental Healthcare Program or other third-party payor, federal, state or local healthcare reimbursement or governmental programs in which the Company or any of the Company Subsidiaries is enrolled or participates.

“Permit” means any permit, license, qualification, registration, franchise, filing, license, certificate, consent, Order, approval, clearance or authorization issued or granted by or filed or made with or enforceable by any Governmental Authority.

“Permitted Lien” means any (a) Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate pending proceedings and, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, as applicable, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien incurred in the ordinary course of business, (c) pledge or deposit required under applicable Law in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure public or statutory obligations, (d) Lien comprising a deposit required by the insurance regulatory authority of any applicable jurisdiction, (e) Lien arising under original purchase price Contracts, conditional sales Contracts, or equipment leases with third parties entered into in the ordinary course of business but not arising from any breach or failure to comply with the terms of any such Contracts or leases, (f) Lien imposed on the underlying fee interest (or any other superior interest) of any real property leased or subleased by the Company or any Company Subsidiary, or over which the Company or any Company Subsidiary has easement or other similar property rights, that does not in any case materially impair the existing use of the real property subject thereto, (g) zoning, entitlement or other land use or environmental regulation, restriction or Lien that is imposed by any Governmental Authority having jurisdiction thereon and that does not in any case materially impair the existing use of the real property subject thereto, (h) easement, right-of-way or similar agreement, encroachment, covenant, reservation, restriction, defect or imperfection of title, or any other Lien that does not materially impair the existing use of the relevant real property, (i) with respect to real property, set of facts an accurate up-to-date survey or inspection would show and that does not in any case materially impair the existing use of the real property subject thereto, (j) right, term or condition of any lease, sublease or other agreement under which the Company or any Company Subsidiary is a lessor or sublessor (or in a similar capacity) and that does not in any case materially impair the existing use of the real property subject thereto, (k) Lien securing the performance of bids, tenders, Contracts (other than for the payment of indebtedness), leases, surety or appeal bonds, performance bonds or other obligations of a similar nature and incurred in the ordinary course of business, (l) Lien securing the obligations under the Company Credit Agreement, which shall be fully released at or prior to the Closing and (m) license of or similar grant of rights to use Intellectual Property granted or received in the ordinary course of business.

“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).

“Personal Data” means information that identifies or can reasonably be used to distinguish or trace an individual’s or household’s identity, or otherwise relates to or describes an individual or household, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual, browser, device or household, and any other “personal information,” “personal data,” “personally identifiable information” or similar term as defined under applicable Laws, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Healthcare Regulatory Authority (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, Protected Health Information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Proceeding” means any action, demand, suit, claim, litigation, arbitration, investigation, audit, examination, charge, complaint, challenge, inquiry, review, controversy or other proceeding, whether civil or criminal, at Law or in equity, by or before any (a) Governmental Authority, including any Taxing Authority or Healthcare Regulatory Authority, or (b) arbitrator or dispute resolution panel.

“Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.

“Proxy Statement Clearance Date” means the earlier of (a) the first Business Day following the date on which the SEC (or staff of the SEC) has orally or in writing, confirmed that it has no further comments on the Proxy Statement and (b) the first Business Day that is at least 10 days after the filing of the preliminary Proxy Statement if the SEC (or staff of the SEC) (i) has not informed the Company that it will review the Proxy Statement prior to such time or (ii) has, orally or in writing prior to such time, confirmed that it does not intend to review the Proxy Statement.

“Quality Systems Requirements” means the FDA’s standards for the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation, and servicing of all finished devices intended for human use, as contained in 21 C.F.R. Part 820 or any comparable Laws of, or standards observed by, other Healthcare Regulatory Authorities.

“Release” means any release, deposit, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, emitting, escaping, emptying, seeping, dispersal or migration of Hazardous Substances in, on, at or under any site or location or into the environment.

“Representative” means, with respect to any Person, any director, officer, employee, accountant, auditor, legal counsel, financial advisor, consultant, financing source or other advisor, agent or representative of such Person or any of its Affiliates or other Person acting on behalf of such Person or any of its Affiliates.

“Restricted Party” means any Person who is (a) designated on any Sanctions list under applicable Sanctions, including the OFAC List of Specially Designated Nationals and Blocked Persons, the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions, the U.K. Sanctions List, or any other similar restricted party list maintained by relevant Governmental Authorities administering applicable Sanctions, (b) located, organized or ordinarily resident in a Sanctioned Jurisdiction or (c) 50 percent or more owned or, to the extent relevant under applicable Sanctions, controlled by any Person described in the preceding clauses (a) through (b).

“Sanctioned Jurisdiction” means Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine.

“Sanctions” means economic, financial or trade sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government through OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom or (e) Switzerland.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest, equity interest, Equity Rights and any other equity securities or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any such class or series of common stock, preferred stock, membership interest, equity interest or any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer software (including source and object code), firmware, embedded software, development tools, laboratory information systems, proprietary languages, algorithms, files, records, technical drawings and related documentation, data or data repositories, and manuals.

“Stock Plans” means, collectively, (a) the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan, (b) the Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan, (c) the Exact Sciences Corporation 2010 Omnibus Long-Term Incentive Plan and (d) the Genomic Health, Inc. Amended and Restated 2005 Stock Incentive Plan, in each case, as amended, restated, or amended and restated through the date of this Agreement. The term “Stock Plans” does not include the Company ESPP.

“Subsidiary” of a Person means any other Person, whether incorporated or unincorporated, with respect to which the first Person, directly or indirectly, (a) has Beneficial Ownership of at least 50 percent of the Securities of such other Person, (b) has Beneficial Ownership of Securities of such other Person having by their terms more than 50 percent of any voting power with respect to such other Person or (c) has the right to elect more than 50 percent of the members of the Board of Directors or others performing similar functions with respect to such other Person.

“Superior Proposal” means any bona fide written Acquisition Proposal made by any Person (other than Parent or Merger Sub) that (a) if consummated, would result in such Person acquiring (i) more than 50 percent of the outstanding Common Stock of the Company or (ii) assets of the Company and the Company Subsidiaries, taken as a whole, that generate more than 50 percent of the consolidated revenues of the Company and the Company Subsidiaries, taken as a whole, and (b) the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, (i) is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement, taking into account any proposals made by Parent to amend the terms of this Agreement and (ii) has a reasonable likelihood of being completed, taking into account, in the case of both of the preceding clause (i) and this clause (ii), at the time of such determination, all legal, financial and regulatory aspects of such Acquisition Proposal, including certainty of consummation of such Acquisition Proposal, the time likely to be required to consummate such Acquisition Proposal, the financing terms of such Acquisition Proposal, the identity of the Person making such Acquisition Proposal and the nature of the consideration offered in such Acquisition Proposal.

“Tax” means any (a) federal, state, local, non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charge based on escheat, abandoned or unclaimed property Laws) that is imposed by any Governmental Authority, (b) interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in the foregoing clause (a), (c) liability for payment of any items described in the foregoing clauses (a) or (b) that are attributable to another Person as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied Contract to indemnify any other Person, whether or not disputed, and (d) liability for payment of amounts listed in the foregoing clauses (a) or (b) as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise through operation of Law.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having authority with respect to Taxes.

“Trade Laws” means (a) U.S. export and import control Laws, (b) U.S. anti-boycott Laws and (c) Sanctions.

“Trade Secrets” means trade secrets, confidential business information, manufacturing and production processes and techniques (including with respect to coating and drug application), algorithms, ratios, safety, pre-clinical and clinical data, product specifications, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, in each case, to the extent it is not in the public domain.

“Trademarks” means all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing.

“Treasury Regulations” means the United States Treasury Regulations.

“U.S. Person” has the meaning given to the term “United States person” in Section 7701(a)(30) of the Code.

“Virus” means any virus, Trojan horse, time bomb, key-lock, worm, malicious code or other Software, program or file designed to or able to, without the knowledge and authorization of the Company or any of the Company Subsidiaries, disrupt, disable, harm or interfere with the operation of any Software, computer data, network, memory or hardware.

Section 1.2           Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement.

Defined Term	Section

2025 Annual Bonus	Section 7.2(b)
Agreement	Preamble
Assumed Company RSU Award	Section 2.7(d)
Bankruptcy and Equity Exceptions	Section 4.4(a)
Book-Entry Shares	Section 2.6(f)
Burdensome Condition	Section 7.1(e)
Business Permits	Section 4.12(b)
Capex Budget	Section 6.1(j)
Capitalization Date	Section 4.3(b)
Capitalization Representations	Section 8.2(a)
Cash-Out Company RSU Award	Section 2.7(d)
Centerview	Section 4.27
Certificate	Section 2.6(f)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 6.3(b)
Clean Team Agreement	Section 6.4(d)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Contracts	Section 4.20(b)
Company Disclosure Letter	Article IV
Company Subsidiaries	Section 4.2(a)
Company Subsidiary	Section 4.2(a)
Company Termination Fee	Section 9.3(a)
Confidentiality Agreement	Section 6.4(d)
Converted Share	Section 2.6(b)
D&O Insurance	Section 7.4(b)
Data Incidents	Section 4.18(k)
Data Room	Section 1.3
Dissenting Shares	Section 2.6(d)
Effective Time	Section 2.3
End Date	Section 9.1(b)(i)
Excluded Share	Section 2.6(b)
Financing	Section 7.8(b)
Fundamental Representations	Section 8.2(a)
GAAP	Section 4.7(b)
Indemnified Persons	Section 7.4(a)
Indemnity Exceptions	Section 7.8(c)
Interim Period	Section 6.1
Maximum Amount	Section 7.4(b)
Merger	Recitals
Merger Consideration	Section 2.6(a)
Merger Sub	Preamble
Merger Sub Stockholder Approval	Section 5.3(a)
Open Source Materials	Section 4.18(h)

Parent	Preamble
Parent Benefit Plans	Section 7.2(c)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.1(a)
Payment Fund	Section 3.1(a)
Payoff Letter	Section 7.9(a)
Per Share Merger Consideration	Section 2.6(a)
Privacy and Information Security Requirements	Section 4.18(i)
Proxy Statement	Section 4.26
Qualifying SEC Documents	Article IV
Recommendation	Section 4.4(b)
Registered Owned Intellectual Property	Section 4.18(a)
Remedy Action	Section 7.1(e)
Repurchase Transaction	Section 7.9(c)
Restraints	Section 8.1(c)
SEC Documents	Section 4.7(a)
Specified Date	Section 9.1(b)(i)
Stockholder Approval	Section 4.4(c)
Stockholders Meeting	Section 6.3(a)
Surviving Corporation	Section 2.1
Surviving Corporation Bylaws	Section 2.4
Surviving Corporation Certificate of Incorporation	Section 2.4
XMS	Section 4.28

Section 1.3           Interpretation. Parent and the Company acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates. The use of “or” is not exclusive, and the word “any” means “any and all.” The word “days” means calendar days unless otherwise specified. Time periods within or following which any action is required to be taken pursuant to this Agreement will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending such period to the next succeeding Business Day if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement, and all Article, Section, and Exhibit references are to those of this Agreement unless otherwise specified. Unless otherwise specified herein, (a) references to any statute, listing rule, rule, regulation or other Law include a reference to the corresponding rules and regulations and each of the foregoing as amended, modified, supplemented, consolidated or replaced from time to time and (b) references to any Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever this Agreement provides that documents or information have been “made available” to Parent, Merger Sub or their Representatives, such documents or information will be deemed to include any documents or information (a) posted by 2:00 p.m., Delaware time, on November 19, 2025, in the electronic data room entitled “Project Eagle” maintained at Datasite and to which Parent, Merger Sub and their Representatives have been granted access by or on behalf of the Company (the “Data Room”), (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives by 2:00 p.m., Delaware time, on November 19, 2025 or (c) filed (including by incorporation by reference) at least one Business Day prior to the date of execution of this Agreement as exhibits to the SEC Documents. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Article II
THE MERGER AND CERTAIN RELATED MATTERS

Section 2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. From and after the Effective Time, the Company will continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.2           Closing. The closing of the Merger (the “Closing”) will take place remotely via electronic exchange of required Closing documentation, in lieu of an in-person Closing, at 10:00 a.m., Delaware time, on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder or by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder or by applicable Law) of those conditions) or at such other place, time and date as Parent and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause to be filed a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger will become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware on the Closing Date, or at such later time as Parent and the Company may agree and specify in the Certificate of Merger. As used in this Agreement, the “Effective Time” means the time at which the Merger becomes effective.

Section 2.4         Surviving Corporation Constituent Documents. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read in its entirety as set forth in Exhibit A (the “Surviving Corporation Certificate of Incorporation”), and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL (subject to Section 7.4) and (b) the bylaws of the Surviving Corporation will be amended and restated to read in their entirety as set forth in Exhibit B (the “Surviving Corporation Bylaws”), and as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Certificate of Incorporation and the DGCL (subject to Section 7.4).

Section 2.5           Surviving Corporation Directors and Officers.

(a)           The Parties will take all requisite action so that the directors of Merger Sub in office immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws or otherwise as provided by applicable Law.

(b)          The Parties will take all requisite action so that the officers of Merger Sub in office immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws or otherwise as provided by applicable Law.

Section 2.6           Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following Securities:

(a)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Converted Shares and Dissenting Shares, but including any shares subject to a Company Restricted Stock Award) will be converted into and will thereafter represent the right to receive $105.00 in cash, without interest (as may be adjusted pursuant to Section 2.6(e), the “Per Share Merger Consideration,” and in the aggregate for all such shares of Common Stock, the “Merger Consideration”).

(b)           Each share of Common Stock owned by the Company, Parent or Merger Sub immediately prior to the Effective Time (each such share, an “Excluded Share”) will be cancelled and will cease to exist and no consideration will be paid or delivered in exchange therefor. Each share of Common Stock owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company immediately prior to the Effective Time (each such share, a “Converted Share”) shall be converted into a number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time, and no other consideration will be paid or delivered in exchange therefor.

(c)            Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)           Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and who have properly demanded appraisal in accordance with Section 262 of the DGCL (and who have not failed to perfect or otherwise effectively withdrawn or lost the right to appraisal) (such shares of Common Stock, “Dissenting Shares”) will not be converted into or represent the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled only to receive such consideration as may be determined pursuant to Section 262 of the DGCL. If any such holder fails to perfect or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Per Share Merger Consideration in accordance with this Agreement (less any payments made by Parent or the Surviving Corporation with respect to such Dissenting Share before entry of judgment in accordance with Section 262 of the DGCL), without interest thereon, and will not thereafter be deemed to be a Dissenting Share. The Company will give Parent (i) prompt written notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other demands, notices or instruments served pursuant to the DGCL that are received by the Company relating to such demands and (ii) the opportunity and right to direct all negotiations and proceedings with respect to such demands, notices or instruments. The Company will not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), make any payment with respect to any appraisal demand, notice or instrument or offer to settle or settle any such demand, notice or instrument or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL. Any portion of the Merger Consideration held in the Payment Fund in respect of payment made available to the Paying Agent pursuant to Section 3.1(a) to pay for Dissenting Shares shall be returned to Parent on demand.

(e)           If after the date of this Agreement and prior to the Effective Time, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Common Stock (or undertakes any similar act), then the Per Share Merger Consideration will be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Per Share Merger Consideration, subject to further adjustment in accordance with this provision, provided that nothing in this Section 2.6(e) shall be construed to permit the Company to take any action with respect to any Securities that is prohibited by this Agreement.

(f)            From and after the Effective Time, the shares of Common Stock (including any shares subject to a Company Restricted Stock Award) converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.6 and Dissenting Shares will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate (a “Certificate”) previously representing certificated shares of Common Stock or shares of Common Stock that are in non-certificated book-entry form (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such holder’s shares of Common Stock, except the right to receive the Per Share Merger Consideration in accordance with this Agreement or, in the case of Dissenting Shares, such consideration as may be determined pursuant to Section 262 of the DGCL.

Section 2.7            Treatment of Company Equity Awards. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their respective equityholders:

(a)            Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, all of which are vested, shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock for which such Company Option is exercisable, multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option, subject to any applicable Tax withholding pursuant to Section 3.3. At the Effective Time, any Company Option that has a per share exercise price that is equal to or greater than the Per Share Merger Consideration, whether or not vested, shall be automatically cancelled for no consideration.

(b)           Company Restricted Stock Award. Each share of Common Stock subject to a Company Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be deemed to be fully vested and shall be treated as other outstanding shares of Common Stock in accordance with Section 2.6(a), subject to any applicable Tax withholding pursuant to Section 3.3.

(c)            Cash-Out Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time and that either (i) was granted prior to the date hereof, or (ii) is held by a current or former non-employee director of the Company (any such Company RSU Award, a “Cash-Out Company RSU Award”), shall be deemed to be fully vested and shall be automatically cancelled and converted into the right to receive the Per Share Merger Consideration in respect of each share of Common Stock subject to such Cash-Out Company RSU Award, subject to any applicable Tax withholding pursuant to Section 3.3.

(d)           Assumed Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time and that is not a Cash-Out Company RSU Award (any such Company RSU Award, an “Assumed Company RSU Award”), shall be assumed by Parent as a Parent RSU Award, in respect of a number of Parent Shares equal to the product (rounded to the nearest whole share) of (i) the number of shares of Common Stock subject to such Assumed Company RSU Award as of immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, which Parent RSU Award shall be subject to substantially the same terms and conditions as were applicable to the corresponding Assumed Company RSU Award immediately prior to the Effective Time.

(e)            Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time shall be deemed to be fully vested, with the number of shares of Common Stock issuable pursuant to such Company PSU Award determined in accordance with this Section 2.7(e), and shall be automatically cancelled and converted into the right to receive the Per Share Merger Consideration in respect of each share of Common Stock subject to such Company PSU Award, with such number of shares of Common Stock determined based on a percentage of the target level of performance as set forth in Section 2.7(e) of the Company Disclosure Letter, subject to any applicable Tax withholding pursuant to Section 3.3.

(f)            Company DSU Awards. Each Company DSU Award that is outstanding as of immediately prior to the Effective Time shall be deemed to be fully vested and shall be automatically cancelled and converted into the right to receive the Per Share Merger Consideration in respect of each share of Common Stock subject to such Company DSU Award, subject to any applicable Tax withholding pursuant to Section 3.3.

(g)           Payout of Company Equity Awards. All cash amounts payable in respect of Cash-Out Company Equity Awards under this Section 2.7 to any Employee Company Equity Award Holder shall be paid pursuant to the Company’s or the Surviving Corporation’s (as applicable) standard payroll procedures as soon as administratively practicable following the Effective Time, and in any event, no later than two Business Days after the Effective Time or, if later, the first regular payroll date after the Effective Time, provided that the applicable settlement date may be delayed to the extent required by Section 409A of the Code. Parent shall cause the Paying Agent to pay all cash amounts payable in respect of Cash-Out Company Equity Awards under this Section 2.7 to each Non-Employee Company Equity Award Holder in accordance with Section 3.1, provided that the applicable settlement date may be delayed to the extent required by Section 409A of the Code. The amounts described in this Section 2.7 shall be deemed to be in full satisfaction of all rights pertaining to the underlying Company Equity Awards. At the Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Parent Shares subject to the Assumed Company RSU Awards, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Company RSU Awards remain outstanding.

(h)           Company Actions. The Board of Directors of the Company or a duly authorized committee thereof shall adopt any resolutions and take any actions that are reasonably necessary to terminate the Stock Plans, effective as of, and contingent upon the occurrence of, the Effective Time. The Company shall take all actions within its control that are necessary to ensure that, from and after the Effective Time, none of Parent or the Surviving Corporation will be required to issue shares of Common Stock or other share capital of the Company to any Person pursuant to or in settlement of any Company Equity Award or any other compensatory equity award. Without limiting the foregoing, the Company agrees to take any actions necessary to approve and effectuate the foregoing provisions of this Section 2.7, including making any determinations or resolutions of the Board of Directors of the Company or a duly authorized committee thereof.

Section 2.8            Company Employee Stock Purchase Plan. With respect to the Company ESPP, (a) no new offering period will commence after the date of this Agreement and, to the extent not already provided for under the terms of the Company ESPP as of the date of this Agreement, no employees of the Company or any other Persons will be permitted to begin participating in the Company ESPP, and no participants will be permitted to increase elective deferrals in respect of the current offering period under the Company ESPP, in each case after the date of this Agreement, (b) any offering period under the Company ESPP that is in effect immediately prior to the date of this Agreement will terminate no later than five Business Days prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares of Common Stock on the earlier of (i) the scheduled purchase date for such offering period and (ii) the date that is five Business Days prior to the Effective Time, in either case, in accordance with the terms of the Company ESPP, (c) such shares of Common Stock will be treated as other outstanding shares of Common Stock in accordance with Section 2.6(a), and (d) the Company ESPP shall be terminated effective as of immediately prior to the Effective Time, contingent upon the occurrence of the Closing. Prior to the Effective Time, the Company agrees to take any actions reasonably necessary to approve and effectuate the foregoing provisions of this Section 2.8, including making any determinations or resolutions of the Board of Directors of the Company or a duly authorized committee thereof.

Section 2.9            Further Assurances. After the Effective Time, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article III
PAYMENT FOR SHARES

Section 3.1            Surrender and Payment.

(a)           At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company and appointed by Parent to act as a paying agent pursuant to this Agreement (the “Paying Agent”), in trust for the benefit of holders of shares of Common Stock and Non-Employee Company Equity Award Holders, cash in United States dollars sufficient to pay the Merger Consideration in exchange for all of the shares of Common Stock or Cash-Out Company Equity Awards held by Non-Employee Company Equity Award Holders, in each case, that are outstanding immediately prior to the Effective Time (other than the Excluded Shares, Converted Shares and Dissenting Shares) (such cash being referred to as the “Payment Fund”). If the Payment Fund is insufficient for any reason to make the payments contemplated by Section 2.6(a) (including the applicable payments to Non-Employee Company Equity Award Holders contemplated by Section 2.7), Parent will, or will cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Payment Fund will not be used for any purpose other than as expressly provided for in this Agreement.

(b)            As promptly as practicable after the Effective Time, and in no event later than the fifth Business Day thereafter, Parent will cause the Paying Agent to mail to each holder of record of a Certificate representing shares of Common Stock, a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) to the Paying Agent, and will be in such form and have such other instructions and provisions as are reasonably acceptable to Parent and the Company, including instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) in exchange for the portion of the Merger Consideration payable in respect thereof.

(c)            Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) to the Paying Agent in accordance with the letter of transmittal described in Section 3.1(b), together with, if applicable, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) will be entitled to receive from the Payment Fund in exchange therefor an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) and (ii) the Per Share Merger Consideration (less any applicable withholding Taxes). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or letter of transmittal or to surrender such Book-Entry Shares to the Paying Agent. In lieu thereof, each Book-Entry Share shall automatically upon the Effective Time be entitled to receive, and Parent shall use its reasonable best efforts to cause the Paying Agent to pay the holder of such Book-Entry Share from the Payment Fund in exchange therefor as promptly as reasonably practicable after the Effective Time, an amount in cash equal to the product of (A) the number of shares represented by such holder’s Book-Entry Shares and (B) the Per Share Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or in respect of Book-Entry Shares. In addition, with respect to Non-Employee Company Equity Award Holders in respect of the corresponding Cash-Out Company Equity Awards, the Non-Employee Company Equity Award Holders shall be entitled to receive in exchange therefor (as promptly as practicable) the amount as set forth in Section 2.7(a) through Section 2.7(f), as applicable, and such Cash-Out Company Equity Awards shall, at the Effective Time, be cancelled.

(d)            If any payment is to be made to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Shares or will establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(e)            From and after the Effective Time, there will be no further registration of transfers of shares of Common Stock outstanding immediately prior to the Effective Time and the stock transfer books of the Company shall be closed with respect to all shares of Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation will be obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company with respect to shares of Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time, provided that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to any Securities that is prohibited by this Agreement.

(f)            Any portion of the Payment Fund that remains unclaimed by the holders of shares of Common Stock 48 months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s shares of Common Stock for the Per Share Merger Consideration in accordance with this Article III prior to that time will thereafter look only to Parent or the Surviving Corporation for delivery of the Per Share Merger Consideration in respect of such holder’s shares of Common Stock.

(g)           Neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any former holder of Common Stock or any other Person for any portion of the Merger Consideration delivered to any Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificates have not been surrendered or Book-Entry Shares have not been paid prior to the date as of which the Merger Consideration payable in respect of such Certificates or Book-Entry Shares would escheat to or otherwise become the property of any Governmental Authority, Parent, the Surviving Corporation and the Paying Agent will be permitted to comply with such Laws (including by, to the extent permitted by such Laws, treating such remaining payable Merger Consideration as property of the Surviving Corporation, free and clear of Liens of any Person previously entitled thereto).

Section 3.2            Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which such holder is entitled to be paid in respect of the shares of Common Stock represented by such Certificate as contemplated by Article II and this Article III.

Section 3.3            Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Common Stock or Company Equity Awards pursuant to this Agreement and any other payments under this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of a Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or Taxing Authority, such deducted or withheld amounts will be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the SEC Documents filed with (or furnished to) the SEC by the Company on or after January 1, 2023, and at least one Business Day prior to the date of this Agreement, including any disclosure to the extent set forth in any exhibits filed or furnished (including by incorporation by reference) with such SEC Documents and other information incorporated by reference in accordance with SEC rules and regulations in such SEC Documents, but excluding the disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such SEC Documents (including such exhibits) (other than disclosures in such sections that are statements of historical facts), or any other disclosures in such SEC Documents to the extent they are cautionary, predictive or forward-looking in nature (such SEC Documents, collectively, the “Qualifying SEC Documents”), except that no information set forth in the SEC Documents will be deemed disclosed for purposes of the Fundamental Representations or the Capitalization Representations, or (b) the letter (the “Company Disclosure Letter”) delivered to Parent by the Company simultaneously with the execution of this Agreement (it being understood that any information or disclosure contained therein will qualify and apply to the correspondingly numbered representations and warranties in this Article IV and any other representations and warranties to which the information or disclosure is specifically stated as referring or to which such information’s or disclosure’s application or relevance is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1            Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except, with respect to the foregoing clause (b), where failure to be so authorized, licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Company’s Constituent Documents, as amended and in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation in any material respect of any of the provisions of its Constituent Documents.

Section 4.2           Subsidiaries.

(a)           Each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), all of which are listed, as of the date of this Agreement, in Section 4.2(a) of the Company Disclosure Letter, is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized, and is validly existing and, as applicable (where such concept is recognized under applicable Law), in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and (to the extent applicable) in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Subsidiary (i) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except, with respect to the foregoing clauses (i) and (ii), where failure to be so authorized, licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           (i) The Company is, directly or indirectly, the ultimate Beneficial Owner, and the Company or another Company Subsidiary is the sole record holder, of all of the outstanding equity Securities of each Company Subsidiary, free and clear of any Liens, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities (other than Permitted Liens, restrictions arising under applicable securities Laws or as otherwise set forth in the Constituent Documents of the applicable Company Subsidiary), (ii) all of the equity Securities so owned by the Company or another Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and no such Securities have been issued in violation of any preemptive or similar rights and (iii) except for the Securities of the Company Subsidiaries and short-term marketable Securities acquired in the ordinary course of business, neither the Company nor any Company Subsidiary owns, directly or indirectly, any Securities or other ownership interests of any Person, nor does the Company or any Company Subsidiary have any obligation to acquire any Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Company Subsidiary owns any Securities of the Company.

Section 4.3            Capitalization.

(a)            The entire authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

(b)           At the close of business on November 17, 2025 (the “Capitalization Date”), (i) 189,765,827 shares of Common Stock were issued and outstanding, including 73,721 shares of Common Stock subject to Company Restricted Stock Awards, (ii) 10,706,311 shares of Common Stock were reserved for issuance pursuant to outstanding Company Equity Awards (excluding Company Restricted Stock Awards, and assuming maximum levels of performance for Company PSU Awards) under the Stock Plans, consisting of (A) 823,513 shares of Common Stock reserved for issuance pursuant to outstanding Company Options, (B) 7,293,579 shares of Common Stock reserved for issuance pursuant to outstanding Company RSU Awards, (C) 1,145,981 shares of Common Stock (assuming target levels of performance) or 2,578,457 shares of Common Stock (assuming maximum levels of performance) reserved for issuance pursuant to outstanding Company PSU Awards, and (D) 10,762 shares of Common Stock reserved for issuance pursuant to outstanding Company DSU Awards, (iii) 12,481,885 shares of Common Stock were reserved for future issuance pursuant to equity awards not yet granted under the Stock Plans, (iv) 4,193,108 shares of Common Stock were reserved for issuance pursuant to the Company ESPP, (v) 6,437,775 shares of Common Stock were reserved for issuance pursuant to the 2027 Convertible Notes Indenture, (vi) 6,167,625 shares of Common Stock were reserved for issuance pursuant to the 2028 Convertible Notes Indenture, (vii) 8,861,623 shares of Common Stock were reserved for issuance pursuant to the 2030 Convertible Notes Indenture, (viii) 8,433,449 shares of Common Stock were reserved for issuance pursuant to the 2031 Convertible Notes Indenture and (ix) no shares of Preferred Stock were issued and outstanding. Except as set forth in the preceding sentence, as of the close of business on the Capitalization Date, no other Securities of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, all issued and outstanding shares of Common Stock have been, and all shares of Common Stock that may be issued pursuant to the conversion, exercise or exchange of outstanding Securities or the exercise, vesting or settlement of any equity awards under any of the Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of (1) any Common Stock, Preferred Stock or any other equity Securities of the Company, other than issuances of shares of Common Stock pursuant to the Company ESPP or the exercise, vesting or settlement, as applicable, of any equity awards under any of the Stock Plans outstanding as of the close of business on the Capitalization Date in accordance with the terms of such award or the applicable Stock Plan or (2) any equity awards under any of the Stock Plans in effect as of the date of this Agreement and otherwise in accordance with this Agreement. From and after the date of the 2027 Convertible Notes Indenture, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the 2027 Convertible Notes Indenture) from 8.9554 shares of Common Stock (as defined in the 2027 Convertible Notes Indenture) per $1,000 principal amount of 2027 Convertible Notes. From and after the date of the 2028 Convertible Notes Indenture, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the 2028 Convertible Notes Indenture) from 8.2076 shares of Common Stock (as defined in the 2028 Convertible Notes Indenture) per $1,000 principal amount of 2028 Convertible Notes. From and after the date of the 2030 Convertible Notes Indenture, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the 2030 Convertible Notes Indenture) from 12.3724 shares of Common Stock (as defined in the 2030 Convertible Notes Indenture) per $1,000 principal amount of 2030 Convertible Notes. From and after the date of the 2031 Convertible Notes Indenture, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the 2031 Convertible Notes Indenture) from 10.0644 shares of Common Stock (as defined in the 2031 Convertible Notes Indenture) per $1,000 principal amount of 2031 Convertible Notes.

(c)            All of the outstanding Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom. There are no voting trusts to which the Company is a party with respect to the voting of the equity Securities of the Company, or material Contracts to which the Company is a party with respect to the registration of the equity Securities of the Company under any United States or non-U.S. securities Law.

(d)            Neither the Company nor any Company Subsidiary has any outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or, other than the Convertible Notes, which are convertible into or exercisable for or exchangeable into Securities having the right to vote) with the holders of any class of equity Securities of the Company or any Company Subsidiary on any matter submitted to such holders. Except pursuant to this Agreement (including as permitted in Section 6.1), the Company ESPP, any Benefit Plan or Company Equity Awards outstanding as of the Capitalization Date as described in Section 4.3(b), there are no outstanding options, warrants, calls, “phantom” stock rights, stock appreciation rights, restricted stock, restricted stock units, stock-based performance units or other similar Contracts or undertakings of any kind, whether vested or unvested, to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to (i) issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any equity Securities of the Company or any Company Subsidiary, or any Security convertible into or exercisable for or exchangeable into any equity Securities of the Company or any Company Subsidiary or (ii) issue, grant, extend or enter into any such option, warrant, call, “phantom” stock right, stock appreciation right, restricted stock, restricted stock unit, stock-based performance unit, Contract or undertaking. Except pursuant to this Agreement (including as permitted in Section 6.1), the Company ESPP, any Benefit Plan or Company Equity Awards or Convertible Notes outstanding as of the Capitalization Date as described in Section 4.3(b), there are no outstanding obligations of the Company or any Company Subsidiary under any Contract to repurchase, redeem, convert, exchange, issue, deliver or sell or otherwise acquire any equity Securities of the Company or any Company Subsidiary, including any such Securities that may be issued pursuant to any employee stock option or other compensation plan or arrangement.

Section 4.4            Authorization; Board Approval; Voting Requirements.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) the Stockholder Approval and (ii) the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (collectively, the “Bankruptcy and Equity Exceptions”).

(b)            The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) authorizing and approving the execution, delivery and performance of this Agreement by and on behalf of the Company, (iii) resolving to recommend the adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company (the “Recommendation”) and (iv) directing that this Agreement be submitted to the stockholders of the Company for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

(c)            Assuming the accuracy of the representations and warranties contained in Section 5.6, the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the “Stockholder Approval”) at the Stockholders Meeting, or any adjournment or postponement thereof, is the only vote or approval of the holders of any class or series of equity Securities of the Company necessary to adopt this Agreement.

Section 4.5            Consents and Approvals; No Violations.

(a)            Assuming the accuracy of the representations and warranties contained in Section 5.6, the execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated by this Agreement will not (i) contravene, conflict with, or result in any violation or breach of any provisions of the Constituent Documents of the Company or any Company Subsidiary (subject to obtaining the Stockholder Approval), (ii) contravene, conflict with, or result in any violation or breach of any Law or Order (assuming compliance with the matters set forth in Section 4.5(b) and subject to obtaining the Stockholder Approval) applicable to the Company or any Company Subsidiary, (iii) result, with or without the giving of notice or the lapse of time or both or otherwise, in any violation, default or loss under, or give rise to any right of acceleration, termination, amendment or cancellation under, or require any consent under, any Company Contract, Business Permit or Company Material Lease, (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of the Company or any Company Subsidiary, except, in the case of the foregoing clauses (ii), (iii) and (iv), for any matters that (A) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not prevent, materially impair or materially delay, or would not reasonably be expected to prevent or materially impair or materially delay, the ability of the Company to perform its obligations under this Agreement or consummate the Merger, in each case, before the End Date.

(b)            No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) compliance by the Company with the HSR Act and any required filings or notifications under any other applicable Competition Laws or Foreign Investment Laws, (ii) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and such reports under and such other compliance with the Exchange Act, the Securities Act, the rules of Nasdaq and state securities or “blue sky” Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (and any other filing of appropriate documents regarding qualification to do business as may be required to be made with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business) and (iv) such other matters that (A) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not prevent, materially impair or materially delay, or would not reasonably be expected to prevent or materially impair or materially delay, the ability of the Company to perform its obligations under this Agreement or consummate the Merger, in each case, before the End Date.

Section 4.6            Takeover Provisions; Rights Plans and Protective Provisions.

(a)           Assuming the accuracy of the representations and warranties contained in Section 5.6, the Company (or its Board of Directors) has taken all necessary action, if any, to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)           As of the date of this Agreement, the Company is not a party to a stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan.

Section 4.7           SEC Reports; Financial Statements.

(a)            The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2023 (collectively and together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference and amendments and supplements thereto, the “SEC Documents”). As of the date it was filed with or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement, or in the case of a registration statement, as of the date of effectiveness of such registration statement), each SEC Document (i) complied in all material respects with the applicable requirements of Nasdaq, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and the applicable rules and regulations promulgated thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no amendments or supplements to any SEC Documents that are required to be filed with or furnished to the SEC, but that have not yet been filed with or furnished to the SEC. None of the Company Subsidiaries is required to file periodic reports with the SEC under the Exchange Act. The Company is, and since January 1, 2023 has been, in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)            The Financial Statements (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods shown (subject to normal year-end adjustments, in the case of any unaudited quarterly and other interim financial statements), (ii) comply in all material respects with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may otherwise be indicated therein or in the notes thereto, or in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC or disclosed in the applicable SEC Document as of the date filed with or furnished to the SEC).

(c)            As of the date of this Agreement, (i) the Company has responded to all comment letters of the staff of the SEC relating to any SEC Documents, and the SEC has not asserted in writing that any of such responses are inadequate, insufficient or otherwise non-responsive (other than any such assertions that have since been resolved), and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Documents.

Section 4.8            SEC Compliance Matters.

(a)            The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, to allow timely decisions regarding required disclosures and to make certifications of the “principal executive officer” and “principal financial officer” in connection with filing periodic reports required under the Exchange Act with the SEC. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements, including the Financial Statements, for external purposes in accordance with GAAP, including those policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements, including the Financials Statements, in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with the authorizations of the Company’s management and directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal controls over financial reporting and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto, its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.

(c)            Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act to be included in the SEC Documents, and at the time of filing, the statements contained in such certifications were accurate and complete. The Company does not have, and since January 1, 2023, has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)           Since January 1, 2023, (i) none of the Company’s principal executive officer, principal financial officer, outside auditors (to the knowledge of the Company) or the audit committee of the Board of Directors of the Company has identified, been made aware of, or received any notification of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to materially and adversely affect the Company’s ability to record, process, summarize and report financial information or (B) any fraud that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and (ii) there are no material internal investigations pending or threatened in writing regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer, general counsel or chief compliance officer of the Company or the Board of Directors of the Company or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Appendix A of Auditing Standard 2201 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e)            Since January 1, 2023, (i) neither the Company nor any Company Subsidiary has received any material written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Board of Directors of the Company or any committee thereof, or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f)            The audit committee of the Board of Directors of the Company has established procedures for the purposes specified in Rule 10A-3(b)(3) under the Exchange Act. Except for matters that are not material, since January 1, 2023 through the date of this Agreement, (i) neither the Company nor, to the knowledge of the Company, any Company Subsidiary has received any written “complaint” (as such term is used in Rule 10A-3(b)(3)(i) under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters and (ii) to the knowledge of the Company, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor alleging discharge or other discrimination by the Company in violation of such Section 806.

(g)           Neither the Company nor any Company Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the SEC Documents (including in any financial statements of the Company).

Section 4.9            Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required to be recorded or reflected in a balance sheet of the Company or any Company Subsidiary in accordance with GAAP, other than liabilities or obligations (a) to the extent reflected or reserved against in the Financial Statements, (b) that were incurred after September 30, 2025 in the ordinary course of business, (c) that were incurred in connection with the transactions contemplated by this Agreement or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10            Absence of Certain Changes. (a) Since January 1, 2025, there has not been a Material Adverse Effect, and (b) since September 30, 2025 through the date of this Agreement, (i) except for matters in connection with the transactions contemplated by this Agreement and the discussions and negotiations related thereto, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and (ii) neither the Company nor any Company Subsidiary has taken any action that, if it were taken during the Interim Period without the consent of Parent, would constitute a breach of clauses (b), (f), (g), (h), (r), (u) or (v) (in the case of (v), with respect to the foregoing subsections only) of Section 6.1.

Section 4.11          Litigation. There is no (a) Proceeding pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary or, to the knowledge of the Company, any of their respective directors or officers (in each case, in their capacities as such) by or before any Governmental Authority, or (b) Order outstanding against, or, to the knowledge of the Company, audit, examination or investigation pending or threatened by any Governmental Authority involving, the Company or any Company Subsidiary or, to the knowledge of the Company, any of their respective directors or officers (in each case, in their capacities as such), except for matters in each case of the foregoing clauses (a) and (b) that (i) individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and (ii) would not prevent, materially impair or materially delay, or would not reasonably be expected to prevent or materially impair or materially delay, the ability of the Company to perform its obligations under this Agreement or consummate the Merger, in each case, before the End Date.

Section 4.12         Compliance with Laws Generally; Permits.

(a)           Except for matters that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each of the Company Subsidiaries are and, since January 1, 2023, have been, in compliance with all applicable Laws (including applicable Trade Laws and Anti-Corruption Laws) and (ii) since January 1, 2023, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other written communication from any Governmental Authority regarding any actual or possible noncompliance with any Law.

(b)           Each of the Company and the Company Subsidiaries holds all material Permits required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (such Permits, collectively, “Business Permits”) and is in compliance with the terms of all Business Permits, except where the failure to hold such Permits or such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Business Permit held by the Company or any Company Subsidiary, as applicable, is valid, binding and in full force and effect in all material respects. Neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other written communication from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any Business Permit, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13         Compliance with Trade Laws.

(a)           Except for matters that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective Representatives, is a Restricted Party.

(b)           Except for matters that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, (i) neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any violation of Trade Laws and (ii) no Governmental Authority has initiated, or, to the knowledge of the Company, threatened to initiate, a Proceeding against the Company or any Company Subsidiary asserting that the Company or any Company Subsidiary is not in compliance with any applicable Trade Laws.

Section 4.14         Compliance with Anti-Corruption Laws.

(a)           Except for matters that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, none of the Company, any Company Subsidiary nor, to the knowledge of the Company, with respect to Company Products, any of their respective Representatives or distributors, has (i) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iii) used, or is using, any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, (iv) violated, or is violating, Anti-Corruption Laws applicable to the Company or any Company Subsidiaries or (v) directly or indirectly made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, rebate, kickback or other financial advantage, or anything else of value, regardless of form or amount, to any (A) foreign or domestic health care professional, (B) foreign or domestic Government Official or (C) officer, director, employee, agent or representative of another company, organization or health care institution without that company’s, organization’s, or health care institution’s knowledge and consent, in each case for any improper purpose.

(b)           Except for matters that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, none of the Company, any Company Subsidiary nor, to the knowledge of the Company, with respect to Company Products, any of their respective Representatives or distributors, (i) is, or has been, under administrative, civil or criminal investigation, indictment, information, suspension or debarment, by any Person, in connection with any alleged or potential violation of Anti-Corruption Laws, (ii) has received any written notice or other communication from, or made any voluntary disclosures to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Anti-Corruption Laws, or (iii) is the subject of any internal Company or Company Subsidiary complaint, audit or review process regarding allegations of any potential violation of any applicable Anti-Corruption Laws.

(c)            The Company and the Company Subsidiaries maintain, and have maintained since January 1, 2023, a compliance program and system of internal controls reasonably designed to (i) ensure compliance in all material respects with applicable Anti-Corruption Laws by the Company, the Company Subsidiaries, and their respective Representatives and distributors and (ii) prevent and detect material violations of applicable Anti-Corruption Laws.

Section 4.15         Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           The Company and each Company Subsidiary have (i) duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by them in respect of any Taxes, which Tax Returns were accurate and complete in all respects, (ii) duly and timely paid in full all Taxes, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, or required to be paid by the Company or such Company Subsidiary (whether or not such Taxes were shown as due on any Tax Return), or such Taxes have been adequately reserved against in accordance with GAAP and (iii) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable by the Company and each Company Subsidiary.

(b)           (i) There is no Proceeding or request for information now pending, outstanding or, to the knowledge of the Company, threatened (in writing or otherwise) against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Returns and (ii) there is no deficiency with respect to any Taxes that has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary.

(c)           There are no Tax sharing agreements, Tax indemnity agreements or other similar Contracts with respect to or involving the Company or any Company Subsidiary.

(d)           None of the Company or any Company Subsidiary has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or non-U.S. Law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor or otherwise by operation of Law.

(e)           There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(f)            Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(g)           None of the Company or any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement and that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(h)           No claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Company or any Company Subsidiary is or has been subject to taxation in a country other than the country in which it is organized by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such country.

(i)             The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 4.16          Employee Benefit Plans and Related Matters.

(a)            Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of each material Benefit Plan in effect as of the date of this Agreement (except offer letters for employment to the extent they may be considered employment Contracts, in which case a representative form of such offer letter has been made available to Parent). With respect to each material Benefit Plan, the Company has made available to Parent true and complete copies of each of the following documents, as applicable: (i) such Benefit Plan (including all amendments thereto), or if not written, a written description of the material terms thereof, if any, (ii) the most recent annual report (Form 5500), if any, with accompanying schedules filed with the IRS or similar report required to be filed with any Governmental Authority, (iii) the most recent summary plan description, together with any summary of material modification thereto, if any, (iv) the trust, insurance policy or other funding Contract (including all amendments thereto), if any, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, if any, (vi) the most recent determination letter or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, if any, and (vii) all material or other non-routine correspondence that is reasonably available to the Company, to or from any Governmental Authority relating to such Benefit Plan in the last two years, if any. The Company has not made any plan or commitment to create any additional material Benefit Plan or materially modify or change any existing material Benefit Plan, except as may be required to comply with applicable Law or as otherwise permitted by this Agreement.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Benefit Plan is, and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has within the last six years sponsored, contributed to, been required to contribute to or has or otherwise has had any obligations or incurred any liability, whether actual or contingent, with respect to (i) any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, on which it can currently rely, as to its tax qualification and (ii) to the knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect the tax qualification of such Benefit Plan.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Benefit Plans has been maintained, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Benefit Plan, (iii) no breach of fiduciary duty has occurred in connection with the administration or investment of the assets of any Benefit Plan in connection with which the Company or, to the knowledge of the Company, a third-party plan fiduciary would reasonably be expected to incur any liability, (iv) with respect to any Benefit Plan, no excise Tax would reasonably be expected to be imposed upon the Company under Chapter 43 of the Code, (v) neither the Company nor any Company Subsidiary has any current or potential liability for any Taxes or penalties imposed under COBRA, Sections 4980H or 9815 of the Code or the Patient Protection and Affordable Care Act and (vi) all contributions, premiums and expenses due to or in respect of any Benefit Plan as required by applicable Law and the terms of such Benefit Plan have been timely made or paid in full, or, to the extent unpaid, have been fully reflected in line items on the most recent Financial Statements.

(e)            Neither the execution and delivery or performance of this Agreement nor the consummation of the Merger or other transactions contemplated by this Agreement (whether alone or together with any other event(s), including a termination of employment) will (i) entitle any Individual Service Provider to any payment of severance, termination or similar-type benefits, (ii) other than as specifically contemplated by this Agreement (including Section 2.7), (A) obligate the Company or any Company Subsidiary to make any payment to such Individual Service Provider or provide or increase the amount of compensation or benefits payable to such Individual Service Provider under any Benefit Plan or otherwise, or (B) result in any acceleration of the time of payment or vesting, exercisability, forgiveness of indebtedness or triggering of any funding of any compensation or benefits payable to such Individual Service Provider under any Benefit Plan or otherwise, or (iii) limit or restrict the right to amend, terminate or transfer the assets of any material Benefit Plan at or following the Effective Time.

(f)            Neither the execution and delivery or performance of this Agreement nor the consummation of the Merger or other transactions contemplated by this Agreement (whether alone or together with any other event(s)) will result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. The Company has made available to Parent a preliminary copy of Code Section 280G calculations, including preliminary supporting data.

(g)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder and (ii) no Benefit Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide, any gross-up or similar payment or reimbursement of Taxes under Section 4999 or 409A of the Code.

(h)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Benefit Plan provides, and neither the Company nor any Company Subsidiary has any current or projected liability for, any post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar applicable Law).

(i)             Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no Proceedings pending or, to the knowledge of the Company, threatened, in each case, against any of the Benefit Plans or against the assets of any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits in the ordinary course of business) and (ii) no Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.

(j)             Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Benefit Plan that is mandated by applicable Law or by a Governmental Authority outside of the United States or that is subject to the Laws of a jurisdiction outside of the United States (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k)            The Company has made available to Parent true and complete copies, as of the date of this Agreement, of each of the Stock Plans and each form of award agreement utilized by the Company pursuant to which any Company Equity Award is outstanding (or if any individual agreements contain terms that materially deviate from such form, copies of such individual agreements). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Equity Awards have been duly and validly authorized by the Board of Directors of the Company or a duly authorized committee thereof as of the applicable date of grant, (ii) the exercise price per share of each Company Option is at least equal to the fair market value of a share of Common Stock on the date such Company Option was granted within the meaning of Section 409A of the Code and as determined in a manner consistent with the requirements of Section 409A of the Code, and the Company has not granted any stock options that are intended to comply with (rather than be exempt from) the provisions of Section 409A of the Code, (iii) no Company Equity Awards have been retroactively granted or the exercise price of any such Company Option determined retroactively in contravention of applicable Law, and (iv) all Company Equity Awards were granted in compliance with all applicable Law and the terms of the applicable Stock Plan, and no compensatory equity awards have been granted by the Company outside of any of the Stock Plans. The Company has the requisite authority under the terms of the applicable Stock Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.7, and the treatment of the Company Equity Awards described in Section 2.7 shall, as of the Effective Time, be binding on the holders of such Company Equity Awards purported to be covered thereby.

Section 4.17          Employees; Labor Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Company Subsidiary are in compliance with all applicable Laws relating to employment and labor, including provisions thereof relating to wages, hours, employee and contractor classification (including for purposes of Tax and Tax reporting and under Benefit Plans), equal opportunity, employment discrimination, disability and other human rights, plant closure or mass layoff issues, hiring, affirmative action, fair labor standards, leaves of absence, occupational health and safety, workplace safety and insurance, immigration, termination and collective bargaining.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of the Company or any Company Subsidiary and (ii) to the knowledge of the Company, no petition has been filed, nor has any Proceeding been instituted, by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining or similar representative since January 1, 2023. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no labor union, works council, employee committee or representative or other labor organization representing employees of the Company or any Company Subsidiary which, pursuant to applicable Law or any applicable collective bargaining agreement or other Contract, must be notified, consulted or with which negotiations are required to be conducted in connection with the transactions contemplated by this Agreement and (B) neither the Company nor any Company Subsidiary is party to or otherwise bound by any collective bargaining agreement or similar labor Contract with any labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any Company Subsidiary.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2023, there has been no, nor, to the knowledge of the Company, threatened, (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, (ii) arbitration or grievance against the Company or any Company Subsidiary involving current or former employees of the Company or any Company Subsidiary or (iii) litigation, administrative charge, agency audit, investigation or similar Proceeding against the Company or any Company Subsidiary involving current or former employees of the Company or any Company Subsidiary.

(d)           Since January 1, 2023, neither the Company nor any Company Subsidiary has taken any action that triggered Worker Adjustment and Retraining Notification Act of 1988, or any comparable Law.

Section 4.18          Intellectual Property; Technology and Data.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and the Company Subsidiaries own all applications and registrations for, and issuances of (including Patents), Owned Intellectual Property (“Registered Owned Intellectual Property”), and (ii) all Registered Owned Intellectual Property are subsisting and, to the knowledge of the Company, are valid and enforceable (other than applications).

(b)            The Company and the Company Subsidiaries are the exclusive owners of all right, title and interest in all Registered Owned Intellectual Property that is material to their business, taken as a whole, free and clear of all Liens (except Permitted Liens). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries have the right, pursuant to valid and enforceable agreements, to use and practice all Intellectual Property necessary for, or used in or practiced by the Company or any Company Subsidiaries in their respective businesses as currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property (which are the subject of Sections 4.18(c) and 4.18(d)).

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the conduct of the business of the Company and the Company Subsidiaries (including the manufacture, import, provision, sale or use (as intended for use) of their products or services) has not, since January 1, 2023, infringed upon, misappropriated or otherwise violated (including direct or indirect infringement through contributory infringement or inducement to infringe) any valid Intellectual Property of any other Person. (i) There are no active Proceedings against the Company or any Company Subsidiary regarding the same, and (ii) neither the Company nor any Company Subsidiary has received any written notice of any threatened Proceedings against the Company or any Company Subsidiary regarding the same that has not subsequently been resolved, in each case of the foregoing clauses (i) and (ii), which Proceedings or threatened Proceedings would, if successful, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property and, since January 1, 2023, no Proceedings have been brought or, to the knowledge of the Company, threatened in writing against any third party by the Company, except for such misappropriation, infringement, dilution or violation or Proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets, including requiring employees and other Persons having access thereto to execute written nondisclosure agreements (or otherwise have confidentiality obligations by operation of law or otherwise). To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other confidentiality obligations (including by operation of law), except where such disclosure or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, (i) no employee is in breach of any employee nondisclosure or Intellectual Property assignment agreement, and (ii) no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in breach, violation or default, except, in each case of the foregoing clauses (i) and (ii), where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)             Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all employees and other Persons involved in the creation, conception, reduction to practice or development of any Intellectual Property for the Company or the Company Subsidiaries have signed a valid and enforceable written agreement assigning such Intellectual Property to the Company or one of the Company Subsidiaries, or such rights have otherwise vested in the Company or one of the Company Subsidiaries automatically by operation of Law.

(g)           Neither the Company nor any Company Subsidiary has received any funding (including Tax incentives or relief), facilities or resources from any Governmental Authority used in the development of any material Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has any ownership rights in any material Owned Intellectual Property.

(h)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has used, modified, distributed or made available for remote interaction any Software or other materials subject to any “open source,” “free software,” “copyleft” or similar license or obligation (collectively, “Open Source Materials”) in a manner that (i) requires or purports to require the disclosure, licensing or distribution of any material Software owned by the Company in source code form, (ii) imposes restrictions on the consideration charged for, or the use or distribution of, any Company Product, or (iii) grants, or purports to grant any license under or covenant not to assert any Patent rights of the Company. The Company and each of the Company Subsidiaries has complied with the licenses governing the use and exploitation of the Open Source Materials used, modified, distributed or otherwise made available by the Company and the Company Subsidiaries, including with respect to attribution and notice obligations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)             The Company and the Company Subsidiaries are and, since January 1, 2023, have been in compliance with all applicable federal, state, local and non-U.S. Laws, as well as their own externally facing or publicly distributed policies and applicable contractual terms, relating to privacy, data protection, breach notification, export and the collection and use of Personal Data gathered or accessed in the course of the operations of its business (collectively, “Privacy and Information Security Requirements”), except where such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)             Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the extent necessary for the Company’s compliance with Privacy and Information Security Requirements, the Company and the applicable Company Subsidiaries have contractually obligated all third-party service providers to appropriate contractual terms relating to the protection and use of Personal Data and IT Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical and physical safeguards, and (iii) restrict processing of Personal Data and ensure the return or adequate disposal or destruction of Personal Data. To the extent required under applicable Privacy and Information Security Requirements, the Company and each of the Company Subsidiaries has taken reasonable measures to ensure that their respective third-party service providers have complied with their applicable contractual obligations concerning the protection and use of Personal Data processed on behalf of the Company and the Company Subsidiaries.

(k)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries use commercially reasonable measures to protect against the unauthorized disclosure of Personal Data and other sensitive business information that they collect and maintain, to prevent unauthorized access to such Personal Data and other sensitive business information by any Person, and to protect against the risk of altering or damaging customers’ electronic medical records. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2023, (i) to the knowledge of the Company, none of the Company or any of the Company Subsidiaries has had an actual breach of security or an incident of unauthorized access, acquisition, interruption, alteration, modification, corruption, disclosure, use, destruction, loss or other unauthorized processing of any Personal Data or other sensitive business information collected or processed by or on behalf of the Company or the Company Subsidiaries (collectively, “Data Incidents”) and (ii) with respect to any Data Incidents, the Company and the Company Subsidiaries have complied with all data breach notification and related obligations under all applicable Laws and have taken reasonable corrective action to prevent recurrence of the foregoing.

(l)             Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all IT Systems (i) to the knowledge of the Company, conform in accordance with their related documentation, and (ii) to the knowledge of the Company, do not contain any Viruses. The Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that all IT Systems are free from Viruses and any unauthorized access and interference (including hackers). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, there are no data security, information security, or other technological vulnerabilities with respect to any Company Products or with respect to the IT Systems, including any vulnerability that could adversely impact their operations or cause a Data Incident.

(m)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2023, neither the Company nor any Company Subsidiary has disclosed or delivered to any Person or agreed or obligated itself to disclose or deliver to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material source code of any Software owned by the Company, other than disclosures to Individual Service Providers involved in the development of Company Products for the Company or Company Subsidiaries pursuant to a Contract that requires such Individual Service Provider to use such source code only for the provision of services to or on behalf of the Company or the Company Subsidiaries, and to maintain the confidentiality thereof.

(n)           The Company and the Company Subsidiaries take commercially reasonable steps to remove and avoid introducing any bug, defect or error that materially and adversely affects the use, functionality, security or performance of any Software owned by the Company, or any Company Product containing or used in conjunction with such Software.

(o)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each Company Subsidiary complies with all applicable Laws governing the development, training, fine-tuning, validation, testing, improvement, use and deployment of AI Systems by or on behalf of the Company and each Company Subsidiary, and, to the knowledge of the Company, there has been no actual non-compliance with any such Laws, (ii) for each AI System trained, fine-tuned or otherwise created, developed or improved by or on behalf of the Company or any Company Subsidiary, to the knowledge of the Company, the Company or the applicable Company Subsidiary had sufficient rights to collect, use and process all data in the manner collected, used or processed for such training, fine-tuning, creation, development or improvement by or on behalf of the Company or the applicable Company Subsidiary, as applicable, and the Company and the Company Subsidiaries have complied with all Contracts applicable to such collection, use and processing, (iii) neither the Company nor any Company Subsidiary is or has, since January 1, 2023, been the subject of any Proceeding (or a request for information or testimony from any Governmental Authority) alleging that the Company or any Company Subsidiary violated any applicable Law or other binding contractual obligation regarding any AI System, and (iv) to the knowledge of the Company, neither the Company nor any Company Subsidiary develops, uses, deploys or makes available any AI Systems categorized as “unacceptable risk,” “high risk” or “prohibited” or that are similarly categorized under applicable Law, or, to the knowledge of the Company, engages in any activity that qualifies as “unacceptable,” “high risk” or “prohibited” under applicable Law, in each case, including under the European Union Artificial Intelligence Act (or similar designation under applicable Law in other applicable jurisdictions).

(p)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, since April 8, 2025, neither the Company nor any Company Subsidiary has “knowingly” engaged in any “covered data transactions” (as such terms are defined by the DOJ Data Security Program) other than in compliance with the DOJ Data Security Program, to the extent the DOJ Data Security Program applies to the Company or any Company Subsidiary.

Section 4.19          Environmental Laws and Regulations.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            The Company and the Company Subsidiaries are and, since January 1, 2023, have been in compliance with all applicable Environmental Laws, and have obtained and are and, since January 1, 2023, have been in compliance with all Environmental Permits required for their respective business and operations.

(ii)           (A) Except for matters that have been resolved, neither the Company nor any Company Subsidiary has received any written notice alleging any violation by or liability of the Company or any Company Subsidiary under any Environmental Law, (B) no remedial or corrective action by the Company or any Company Subsidiary is required or has been requested to be taken (or, to the knowledge of the Company, is being threatened) by any Governmental Authority or any other Person and (C) no Proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or any other Person against the Company or any Company Subsidiary relating to or arising under any Environmental Law, the substance of which remains unresolved.

(iii)          To the knowledge of the Company, there have been no Releases or disposals of Hazardous Substances by any third party, at, on or under the Owned Real Property or the Leased Real Property, or any other property owned, operated or used by the Company or any Company Subsidiary, in each case, in a manner that has given rise to or would reasonably be expected to give rise to a material violation of or material liability of the Company or any Company Subsidiary under Environmental Law.

(b)            The Company has provided to Parent true and complete copies of all material (i) Environmental Permits issued to the Company or any Company Subsidiary and (ii) environmental investigation reports, audit reports, assessments (including Phase I or II environmental site assessments) and studies that are in the possession of, or are reasonably available to, the Company or any Company Subsidiary and that pertain to any unresolved violation of Environmental Law by the Company’s or any Company Subsidiary’s operations or any environmental condition at any property to the extent such environmental condition would be reasonably expected to result in a material liability for the Company or any Company Subsidiary.

Section 4.20          Company Contracts.

(a)            As of the date of this Agreement, except (A) as set forth in Section 4.20(a) of the Company Disclosure Letter, (B) for Benefit Plans and Leases and (C) for the Contracts filed as exhibits to the SEC Documents, notwithstanding the original date when such exhibits were filed with the SEC, neither the Company nor any Company Subsidiary is a party to:

(i)            any Contract (A) with a customer, Payor or supplier pursuant to which payments were made in an amount in excess of $25,000,000 in the past 12 months or are expected to be made in an amount in excess of $25,000,000 within 12 months following the execution of this Agreement or (B) with respect to a supplier, that is a “single source” supply Contract pursuant to which any material Company Product(s) or any goods or materials used in manufacturing any material Company Product(s) are supplied to the Company or any Company Subsidiary from an exclusive source;

(ii)           any Contract relating to indebtedness for borrowed money (or any guarantee thereof), or that imposes a Lien (other than a Permitted Lien) on any asset of the Company, with an outstanding principal amount or value in excess of $25,000,000 (other than Contracts between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries);

(iii)          any Contract that obligates the Company or any Company Subsidiary to make any capital commitment, loan or capital expenditure in an amount in excess of $25,000,000 in the aggregate after the date of this Agreement;

(iv)          any joint venture, partnership, limited liability company, strategic alliance, investment or other similar Contract relating to the formation, creation, operation, management, or sharing of profit or losses or control of, or any investment in, any joint venture, partnership, limited liability company or strategic alliance or other third Person, in each case that is material to the operation of the Company and the Company Subsidiaries, taken as a whole;

(v)          any Contract that is an agency, sales, marketing, distribution, commission, international or domestic sales representative or similar Contract pursuant to which payments were made in an amount in excess of $25,000,000 in the past 12 months or are expected to be made in an amount in excess of $25,000,000 within 12 months following the execution of this Agreement;

(vi)         any Contract providing for the acquisition or disposition of any third Person, business segment, product line or other material assets (whether by merger, sale of stock, sale of assets, consolidation or otherwise) and where (A) such Contract was entered into during the three years prior to and including the date of this Agreement and provides for an aggregate purchase price in excess of $25,000,000 or (B) such acquisition or disposition has not yet been consummated or, if consummated, such Contract involves continuing earn-out, milestone, purchase price adjustment or other contingent payment obligations;

(vii)         any material Intellectual Property License Agreement;

(viii)        any Contract (A) with a Governmental Authority or (B) that is a subcontract relating to a Contract between any Person and a Governmental Authority, in each case in the foregoing clauses (A) and (B), that is material to the operation of the Company and the Company Subsidiaries, taken as a whole;

(ix)          any Contract that materially limits or restricts the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Affiliates) may engage or the locations in which any of them may so engage in any business, including any covenant not to compete, “most favored nations” or similar rights, in each case, to the extent such Contract is material to the Company and the Company Subsidiaries taken as a whole;

(x)           any Contract entered into in connection with the settlement or resolution of any Proceeding or dispute, including any settlement agreement, corporate integrity agreements, consent decrees, deferred prosecution agreements, or similar Contracts, in each case involving (A) the future payment of money damages in an amount in excess of $20,000,000 or (B) injunctive or equitable relief that would impose any material restrictions or obligations on the business or operations of the Company or any Company Subsidiary and that, in each case, would be effective after, or not terminate as a result of, the Merger;

(xi)          any Contract that is not otherwise the subject of Section 4.20(a)(vi) or Section 4.20(a)(vii), and that provides for future earn-out, milestone payments or other similar payment obligations by the Company or any Company Subsidiary in an amount in excess of $20,000,000;

(xii)         any Contract that provides for indemnification, exculpation or advancement of expenses by the Company or any Company Subsidiary of any Indemnified Person on a form of Contract that is not materially consistent with the form of Contract made available to Parent;

(xiii)        any Contract governing or amending, modifying, supplementing or otherwise relating to any of the Convertible Notes Indentures;

(xiv)        any Contract relating to any transaction involving a related Person disclosed or required to be disclosed by the Company in accordance with Item 404 of Regulation S-K under the Securities Act; or

(xv)         any other Contract that would be required to be filed as an exhibit to any SEC Document as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act.

(b)            The (i) Contracts listed or required to be listed in Section 4.20(a) of the Company Disclosure Letter and (ii) Contracts filed as exhibits to the SEC Documents that, if not for clause (C) of the first sentence of Section 4.20(a), would be required to be included in Section 4.20(a) of the Company Disclosure Letter, are referred to herein as the “Company Contracts.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Contract is a valid and binding Contract of the Company or a Company Subsidiary, as the case may be, and to the knowledge of the Company, each other party thereto, and to the knowledge of the Company, is in full force and effect, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exceptions and (B) none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of any such Company Contract.

Section 4.21          Real Property.

(a)            Section 4.21(a) of the Company Disclosure Letter sets forth a true and complete list, in all material respects, of the Company Material Owned Real Property as of the date of this Agreement.

(b)            Section 4.21(b) of the Company Disclosure Letter sets forth a true and complete list, in all material respects, of the Company Material Leases as of the date of this Agreement.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or the applicable Company Subsidiary has good and valid fee title (or the jurisdictional equivalent) to the Owned Real Property, in each case free and clear of all Liens, other than Permitted Liens.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or the applicable Company Subsidiary that is party thereto has a good and valid leasehold interest in the Leased Real Property (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens, other than Permitted Liens, (ii) each Lease is the valid and binding obligation of the Company or the applicable Company Subsidiary that is lessee thereunder, and, to the knowledge of the Company, is in full force and effect (except as enforcement may be limited by the Bankruptcy and Equity Exceptions) and (iii) the Company has not received from any counterparty any written notice of any monetary event of default or material non-monetary event of default under any Lease (beyond any applicable notice and cure period), which default is continuing.

(e)            To the knowledge of the Company, there are no pending or threatened condemnation or other similar Proceedings relating to the Owned Real Property or the Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22          Title to Assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Company Subsidiary, as applicable, has good and valid title to, or a valid and enforceable right to use, all of the assets and rights, whether personal, tangible or intangible, used or held for use in connection with the businesses of the Company and the Company Subsidiaries, free and clear of all Liens, other than Permitted Liens; provided that the foregoing is not a representation or warranty with respect to (a) the Owned Real Property or the Leased Real Property (which are the subject of Section 4.21) or (b) infringement, misappropriation or other violation of Intellectual Property (which are the subject of Sections 4.18(c) and 4.18(d)).

Section 4.23          Products and Product Liability. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Each Company Product or service provided or rendered by the Company or any Company Subsidiary since January 1, 2023, complies with all applicable contractual specifications, requirements and warranties made by the Company or any Company Subsidiary with respect thereto.

(b)            Since January 1, 2023, there have not been any product liability, manufacturing or design defect, warranty, field repair or other product-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) laboratory or other services rendered by the Company or any Company Subsidiary or (ii) any Company Products.

Section 4.24          Healthcare Regulatory Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole:

(a)            (i) The businesses of each of the Company and the Company Subsidiaries are being, and since January 1, 2023 have been, operated in compliance with all applicable Healthcare Laws and Healthcare Permits, (ii) the Company Products are, and since January 1, 2023 have been, in material compliance with all applicable Healthcare Laws and Healthcare Permits and (iii) since January 1, 2023, neither the Company nor any Company Subsidiary has received any written notification or communication from any Healthcare Regulatory Authority of noncompliance with, or liability of such Person under, any Healthcare Laws.

(b)            Since January 1, 2023, all reports, documents, claims, Permits, adverse event reports, notices, registrations and applications required to be filed, maintained or furnished to the FDA, CMS or any other Healthcare Regulatory Authority by the Company or any Company Subsidiary have been so filed, maintained or furnished, and all such reports, documents, claims, Permits, adverse event reports, notices, registrations and applications were accurate and complete on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2023, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA, CMS or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, CMS or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any Company Subsidiary, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for the FDA, CMS or any other Healthcare Regulatory Authority to invoke any similar policy.

(c)            Since January 1, 2023, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary organized in the United States, (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Healthcare Program or has been the subject of any Final Adverse Action (as defined in 42 C.F.R. § 424.502), (ii) has violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Anti-Kickback Statute and related regulations, that is applicable to the Company or any of the Company Subsidiaries, (iii) has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a(m), 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001, or is the subject of such Proceeding that is likely to result in such debarment, exclusion or suspension, (iv) has been excluded from participation in any Governmental Healthcare Program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Law, (v) has been assessed or, threatened with assessment of, civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 C.F.R. Part 1003, (vi) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (vii) to the knowledge of the Company, is the target or subject of any current or threatened investigation relating to any Governmental Healthcare Program-related offense or Final Adverse Action (as defined in 42 C.F.R. § 424.502).

(d)            Except as is available in the public databases of any Healthcare Regulatory Authority prior to the date hereof, since January 1, 2023, neither the Company nor any Company Subsidiary has initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, correction, removal, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to a confirmed lack of safety, efficacy, validity, reliability or regulatory compliance of any Company Product or been required to do so. Neither the Company nor any Company Subsidiary has received any written notice from the FDA, CMS or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal, refund or replacement of any Company Product, (ii) a change in the marketing status or classification, or a material change in the labelling, of any such Company Products, (iii) a negative change in reimbursement status of a Company Product or (iv) any negative observations or findings relating to the Company’s or any Company Subsidiary’s manufacturing sites or clinical laboratories, and to the knowledge of the Company, none of the matters set forth in the foregoing clauses (i) or (ii) are forthcoming.

(e)            All preclinical and clinical studies in respect of the Company Products being conducted by or on behalf of the Company or any Company Subsidiary and that have been submitted to any Healthcare Regulatory Authority in connection with any Healthcare Permit, are being or have been conducted with the required experimental protocols, procedures and controls pursuant to applicable Healthcare Laws. Neither the Company nor any Company Subsidiary has received any notice or correspondence from the FDA or any other Healthcare Regulatory Authority or any institutional review board or similar organization overseeing the conduct of any preclinical or clinical study requiring or requesting the termination, suspension or material modification of any such study.

(f)            Since January 1, 2023, to the knowledge of the Company, no person has filed or has threatened to file against the Company or any Company Subsidiary an action relating to any Healthcare Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(g)            The Company and the Company Subsidiaries are qualified for participation in and have valid supplier contracts with the Veterans’ Administration Fee Supply Schedule, and are in compliance, in all material respects, with the requisite conditions of participation for such Governmental Healthcare Programs.

(h)            Neither the Company nor any Company Subsidiary, nor any officer, director or managing employee (as those terms are defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority or Healthcare Regulatory Authority concerning compliance with Healthcare Laws.

(i)            The Company and the Company Subsidiaries have adopted a code of conduct and business ethics and have an operational healthcare compliance program reasonably designed to ensure compliance with Healthcare Laws, including the elements of an effective compliance program described in Compliance Program Guidance published by the Office of Inspector General for HHS, which governs all employees, including sales representatives and their interactions with healthcare professional and hospital customers.

Section 4.25          Insurance Coverage. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all insurance policies maintained by or on behalf of the Company or any Company Subsidiary (other than any insurance policy comprising a Benefit Plan or any self-insurance, fronted insurance or captive insurance) are in full force and effect, (ii) neither the Company nor any Company Subsidiary is in breach or default under any such insurance policy and (iii) there are no claims by the Company or any Company Subsidiary pending under any such insurance policy as to which coverage has been denied by the underwriters of such insurance policy.

Section 4.26          Proxy Statement. The letter to stockholders, notice of meeting, proxy statement, forms of proxy and related proxy materials of the Company relating to the matters to be submitted to the stockholders of the Company at the Stockholders Meeting (collectively, such materials as amended or supplemented from time to time, the “Proxy Statement”) will not, when filed with the SEC, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.27          Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Centerview Partners LLC (“Centerview”), dated the date of this Agreement, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of Common Stock (other than Excluded Shares, Converted Shares, Dissenting Shares and any shares of Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.28          Brokers. No Person other than XMS Capital Partners, LLC (“XMS”) and Centerview is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true and complete copy of each Contract between the Company and any Company Subsidiary, on the one hand, and each of XMS and Centerview, on the other hand, in each case relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.29          No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Letter and the Qualifying SEC Documents), none of the Company, the Company Subsidiaries, their Representatives (including XMS and Centerview), nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects (financial or otherwise), or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company, its Representatives and Affiliates hereby disclaim any such other express or implied representations or warranties, and each of Parent and Merger Sub acknowledge the foregoing. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the Data Room or any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV (as modified by the Company Disclosure Letter and the Qualifying SEC Documents).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1            Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois. Parent (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except, with respect to the foregoing clause (b), where failure to be so authorized, licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2            Merger Sub.

(a)            Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            As of the date of this Agreement, the authorized share capital of Merger Sub consists of 100 shares of common stock, $0.01 par value per share. Parent is, and at the Effective Time will be, the sole record holder and Beneficial Owner of all of the outstanding Securities of Merger Sub, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Securities. All of the Securities so owned by Parent have been duly authorized and validly issued and are fully paid and nonassessable, and no such Securities have been issued in violation of any preemptive or similar rights.

(c)            Merger Sub has been formed solely for purposes of the transactions contemplated by this Agreement. Merger Sub has not conducted any business or activities other than in connection with this Agreement, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.3            Authorization; Board Approval.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) the adoption of this Agreement (immediately after its execution) by Parent as the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) and (ii) the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

(b)            The Board of Directors of Merger Sub, acting by unanimous written consent in lieu of a special meeting, has duly adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement by and on behalf of Merger Sub, (ii) declaring the Merger advisable and (iii) directing that this Agreement be submitted to Parent as the sole stockholder of Merger Sub for its adoption, and recommending that Parent, as Merger Sub’s sole stockholder, adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

(c)            The Board of Directors of Parent has duly adopted resolutions (i) approving the Merger and (ii) authorizing and approving the execution, delivery and performance of this Agreement by Parent. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

Section 5.4            Consents and Approvals; No Violations.

(a)            The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) contravene, conflict with, or result in any violation or breach of any provisions of the Constituent Documents of Parent or Merger Sub (subject to obtaining the Merger Sub Stockholder Approval), (ii) contravene, conflict with, or result in any violation or breach of any Law or Order (assuming compliance with the matters set forth in Section 5.4(b) and subject to obtaining the Merger Sub Stockholder Approval) applicable to Parent or Merger Sub, (iii) result, with or without the giving of notice or the lapse of time or both or otherwise, in any violation, default or loss under, or give rise to any right of acceleration, termination, amendment or cancellation under, or require any consent under, any Permit or Contract to which Parent or any Subsidiary of Parent is a party or (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Subsidiary of Parent, except, in the case of the foregoing clauses (ii), (iii) and (iv), for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by Parent or any Subsidiary of Parent in connection with the execution or delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) compliance by Parent with the HSR Act and any required filings or notifications under any other applicable Competition Laws or Foreign Investment Laws, (ii) the filing of such reports under and such other compliance with the Exchange Act, the Securities Act, the rules of the New York Stock Exchange and state securities or “blue sky” Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (and any other filing of appropriate documents regarding qualification to do business as may be required to be made with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business) and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5            Sufficient Funds. Parent has or will have, as of the Closing, sufficient cash to pay the Merger Consideration, including payments to be made to the holders of Company Equity Awards, and to consummate the other transactions contemplated by this Agreement and perform all of its obligations under this Agreement. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 5.6            Ownership of Common Stock. Neither Parent nor Merger Sub nor any of their respective Affiliates is, or has been at any time during the last three years preceding the date of this Agreement, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

Section 5.7            Proxy Statement

. None of the information supplied or to be supplied by Parent, Merger Sub or any of their Affiliates or their respective Representatives in writing for inclusion in the Proxy Statement will, when filed with the SEC, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 5.8            Litigation. As of the date of this Agreement, there is no Proceeding pending or threatened against Parent or Merger Sub by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9            Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10          Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. Each of Parent and Merger Sub acknowledges that, as of the date of this Agreement, they have (a) received access to the Data Room and (b) had the opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub acknowledges and agrees that it is relying solely on the results of its own independent investigation and the representations and warranties of the Company expressly set forth in Article IV (as modified by the Company Disclosure Letter and the Qualifying SEC Documents), subject to the acknowledgments set forth in Section 4.29. Each of Parent and Merger Sub further acknowledges and agrees that (i) in connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its businesses, operations, properties, assets, liabilities, condition and prospects, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, (iii) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business and strategic plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business or strategic plans), and (iv) Parent and Merger Sub have not relied on such information and will have no claim against the Company, the Company Subsidiaries, or any of their Representatives with respect thereto or any rights hereunder with respect thereto, except pursuant to the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Letter and the Qualifying SEC Documents).

Section 5.11          No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent, Merger Sub, any of their Representatives, nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects (financial or otherwise), notwithstanding the delivery or disclosure to the Company, any of the Company Subsidiaries, or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and Parent, Merger Sub and their Representatives hereby disclaim any such other express or implied representations or warranties, and the Company acknowledges the foregoing.

Article VI
COVENANTS OF THE COMPANY

Section 6.1            Operating Covenants. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) as Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 6.1 of the Company Disclosure Letter, (iii) as otherwise required or expressly contemplated by this Agreement or (iv) as required by applicable Law, (A) the Company will, and will cause each of the Company Subsidiaries to, use commercially reasonable efforts to (1) conduct its business in the ordinary course of business in all material respects, (2) preserve intact its respective business organization, assets, goodwill, Business Permits and relationships with all Governmental Authorities, customers, employees, contractors, suppliers, distributors, licensors, licensees, collaborators, strategic and joint venture partners and others having material business dealings with the Company or any Company Subsidiary, (3) keep available the services of its and the Company Subsidiaries’ current officers and key employees and (4) maintain its and the Company Subsidiaries’ material rights and franchises (provided that the failure by the Company or any Company Subsidiary to take any action prohibited by any of the provisions in the following clause (B) of this Section 6.1 shall not be deemed a breach of the covenants contained in this clause (A)) and (B) in addition to and without limiting the generality of the foregoing, the Company will not, and will not permit any Company Subsidiary to:

(a)            amend or modify any of the Constituent Documents of the Company or any Company Subsidiary (but in the case of such Constituent Documents of any Company Subsidiary, solely to the extent such amendment or modification would be adverse to Parent or Merger Sub or would, or would reasonably be expected to, have the effect of delaying, impairing or preventing the consummation of the transactions contemplated by this Agreement);

(b)            declare, set aside or make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any Securities of the Company or any Company Subsidiary, other than (i) cash dividends or distributions by wholly owned Company Subsidiaries to the Company or any other wholly owned Company Subsidiary and (ii) payment of interest on, or payment of cash in connection with any conversions of, any Convertible Notes or any other cash payment required under the Convertible Notes Indenture;

(c)            split, reverse split, combine, subdivide or reclassify any Securities of the Company or any Company Subsidiary, or issue any other Securities in respect of, in lieu of, or in substitution for, any Securities of the Company or any Company Subsidiary, other than issuances of shares of Common Stock upon (i) the exercise of Company Options or the vesting or settlement of Company Equity Awards, in each case, outstanding on the Capitalization Date or granted in accordance with this Agreement and in accordance with their respective terms and the terms of the applicable Stock Plan as in effect on the date of this Agreement (or as amended, modified or entered into in accordance with this Agreement), (ii) the completion of the offering period in effect under the Company ESPP as of the date of this Agreement as contemplated by Section 2.8, or (iii) the conversion of the Convertible Notes under the terms as in effect on the date of this Agreement (or as amended or modified in accordance with this Agreement);

(d)            repurchase, redeem or otherwise acquire any Securities of the Company or any Company Subsidiary, or any rights, warrants or options to acquire any such Securities, other than (i) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Options outstanding on the Capitalization Date in order to pay the exercise price thereof, (ii) the withholding of shares of Common Stock to satisfy Tax obligations with respect to the vesting or settlement of Company Equity Awards outstanding on the Capitalization Date or granted in accordance with this Agreement and in accordance with their respective terms and the terms of the applicable Stock Plan as in effect on the date of this Agreement (or as amended, modified or entered into in accordance with this Agreement), (iii) the acquisition by the Company of shares of Common Stock underlying Company Equity Awards outstanding on the Capitalization Date or granted in accordance with this Agreement in connection with the forfeiture thereof, in any such case, as may be in accordance with the respective terms of such Company Equity Awards and the terms of the applicable Stock Plan as in effect on the date of this Agreement (or as amended, modified or entered into in accordance with this Agreement), (iv) transactions solely among the Company and any wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries or (v) to the extent constituting a repurchase, redemption or acquisition of shares of Common Stock, any cash payments upon conversion of the Convertible Notes;

(e)            except for transactions solely among the Company and any wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries, (i) issue, sell, transfer, dispose of, grant, pledge or otherwise encumber any Securities of the Company or any Company Subsidiaries, other than issuances of Common Stock upon (A) the exercise of Company Options or the vesting or settlement of Company Equity Awards, in each case, outstanding on the Capitalization Date or granted in accordance with this Agreement and in accordance with their respective terms and the terms of the applicable Stock Plan, (B) the completion of the offering period in effect under the Company ESPP as of the date of this Agreement as contemplated by Section 2.8 or (C) the conversion of the Convertible Notes under the terms as in effect on the date of this Agreement (or as amended or modified in accordance with this Agreement), or (ii) enter into any Contract with respect to the voting of any Securities of the Company or any Company Subsidiary;

(f)            merge or consolidate the Company or any Company Subsidiary with any Person, or acquire or purchase (by merger, consolidation, acquisition of stock or assets, exercise of options to purchase, license or otherwise acquire or obtain rights, or otherwise) Securities, assets or liabilities (in any transaction or series of related transactions), (i) constituting a business or (ii) with a value or purchase price in the aggregate in excess of $7,500,000 individually or $30,000,000 in the aggregate, other than, in the case of each of the foregoing clauses (i) and (ii), (A) pursuant to Company Contracts in effect on the date of this Agreement and set forth in Section 6.1(f) of the Company Disclosure Letter, (B) capital expenditures in accordance with clause (j) of this Section 6.1(B), (C) purchases of Securities pursuant to cash management programs in the ordinary course of business consistent with past practice and (D) transactions solely among the Company and any wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries;

(g)            transfer, sell, assign, lease, grant any Lien (other than Permitted Liens) on, license, surrender, cancel, abandon, divest or otherwise dispose of (including by merger, consolidation, sale of stock or assets or otherwise) any material asset, product line or line of business (including any interest in a partnership, joint venture or similar entity, but excluding in each case Intellectual Property) that has a fair market value of, or for a purchase price of, in excess of $7,500,000 individually or $30,000,000 in the aggregate, other than (i) the sale of Company Products to customers and distributors in the ordinary course of business, (ii) in replacement of existing machinery in the ordinary course of business consistent with past practice, (iii) the disposal of unused, excess, expired or obsolete tangible assets in the ordinary course of business consistent with past practice, (iv) pursuant to Company Contracts in effect on the date of this Agreement and set forth in Section 6.1(g) of the Company Disclosure Letter, and (v) transactions solely among the Company and any wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries (it being understood and agreed that this clause (g) of this Section 6.1(B) shall not restrict any capital expenditure permitted by clause (j) of this Section 6.1(B));

(h)            make any loans, advances or capital contributions to, or investments in, any other Person (other than of the type subject to clause (f) of this Section 6.1(B)), other than (i) by the Company or any wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary, (ii) for travel and similar advances to employees in the ordinary course of business consistent with past practice or (iii) pursuant to Company Contracts in effect on the date of this Agreement and set forth in Section 6.1(h) of the Company Disclosure Letter (it being understood and agreed that this clause (h) of this Section 6.1(B) shall not restrict any transaction permitted by clause (f) of this Section 6.1(B));

(i)            create, incur, guarantee or assume any indebtedness for borrowed money, or issue or sell any debt securities, except (i) indebtedness (and guarantees thereof) created, incurred or assumed under the Company Credit Agreement (including in connection with any reimbursement or payment obligations in respect of letters of credit issued thereunder) or (ii) pursuant to transactions solely among the Company and any wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries;

(j)            except as set forth in the capital expenditure budget made available to Parent prior to the date of this Agreement and set forth in Section 6.1(j) of the Company Disclosure Letter (the “Capex Budget”), make any capital expenditures in any fiscal year in excess of five percent of the amount budgeted for capital expenditures for such fiscal year in the Capex Budget;

(k)            (i) materially amend or materially modify, terminate, or waive or release any material right under, any Company Contract or Company Material Lease, (ii) materially amend or materially modify, terminate, or waive or release any material right under, or enter into, any Contract that (A) obligates the Company or any of its Subsidiaries to conduct any business on an exclusive basis with any third party in any material respect or (B) would, following the Closing, obligate Parent and its Subsidiaries (excluding the Company and its Subsidiaries) to conduct any business on an exclusive basis with any third party, or (iii) enter into any other Contract that would have been a Company Contract or Company Material Lease if it had been entered into prior to the date of this Agreement, other than, in the case of the foregoing clauses (i) and (iii), (1) Contracts for settlements permitted by clause (q)(ii) of this Section 6.1(B) or (2) in the ordinary course of business consistent with past practice (provided that the exception in this clause (2) shall not apply to Company Contracts of the type described in clauses (i)(B), (iv), (ix) or (x) of Section 4.20(a));

(l)            (i) sell, transfer, assign, license or otherwise dispose of to any Person any rights to any material Owned Intellectual Property (except for licensing non-exclusive rights, in the ordinary course of business consistent with past practice), (ii) cancel, dedicate to the public, disclaim, forfeit or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except in the ordinary course of business or with respect to Intellectual Property expiring in accordance with their final, non-renewable statutory terms) any material Owned Intellectual Property, (iii) grant any Lien (other than Permitted Liens) on any material Owned Intellectual Property or (iv) disclose to any Person (other than Representatives of Parent and Merger Sub) any Trade Secrets, except in the ordinary course of business to a Person that is subject to confidentiality obligations;

(m)            other than as required by the terms of any Benefit Plan as in effect on the date of this Agreement, (i) increase or agree to increase the compensation payable or that may become payable to, or the benefits provided to, any Individual Service Provider (including the payment of any amounts to any such Individual Service Provider not otherwise due), (ii) grant any severance, retention, change in control or termination payments or benefits (or provide for any increase or modification thereof) to, or pay, loan or advance any amount to, any Individual Service Provider, (iii) grant or accelerate the vesting of, or lapsing of restrictions with respect to, any incentive compensation or any equity or equity-based awards to any such Individual Service Provider, (iv) establish, adopt, enter into, commence participation in, terminate, amend, or otherwise modify benefits under any Benefit Plan (or any plan, program, policy, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof), or (v) except as required by Section 2.7, take any action to accelerate the vesting, lapsing of restrictions or timing of payment, or fund or in any other way secure the payment, in respect of any Company Equity Award, or any other payment, award or benefit provided pursuant to any Benefit Plan;

(n)            (i) hire, transfer or promote any Individual Service Provider, other than (A) an employee below the level of senior director, or an independent contractor with total annual fees below $350,000, or (B) to fill a vacancy arising due to the termination of employment or service of an employee, in the case of both (A) and (B), in the ordinary course of business consistent with past practice, or (ii) terminate the employment or service of any employee at or above the level of senior director, or an independent contractor with total annual fees of $350,000 or more, other than for cause;

(o)            enter into, amend or modify or commence participation in a collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any Company Subsidiary;

(p)            effect any “plant closing” or “mass layoff” that would trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable Law;

(q)            settle or compromise any Proceeding, other than settlements or compromises (i) of Proceedings governed by Section 6.8 or (ii) that require only payments of money by the Company or the Company Subsidiaries without ongoing limits on the conduct or operation of the Company or the Company Subsidiaries (except for customary confidentiality and similar de minimis obligations), or after the Closing, Parent and its Affiliates, or other non-monetary relief, which payments of money will not exceed $5,000,000 per Proceeding or $25,000,000 in the aggregate for all such Proceedings (in each case in this clause (ii), exclusive of any amounts covered by insurance);

(r)            adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of the Company or any Company Subsidiary;

(s)            (i) make, revoke or amend any material election relating to Taxes, (ii) take any position on any Tax Return that is materially inconsistent with past practice or positions taken in preparing or filing similar Tax Returns in prior periods, (iii) settle or compromise any material Proceeding relating to Taxes, (iv) make a written request for a private letter ruling or similar determination of a Taxing Authority relating to Taxes, (v) file any material amended Tax Return, (vi) surrender or waive any claim to a material Tax refund of the Company or any Company Subsidiary, (vii) enter into any material closing agreement with respect to Taxes, (viii) extend or waive any statute of limitations with respect to the assessment or collection of any material Taxes of the Company or any Company Subsidiary (except pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or (ix) change any material Tax accounting method;

(t)            amend, modify, supplement or terminate any Convertible Notes Indenture or voluntarily increase the Conversion Rate (as defined in the applicable Convertible Notes Indenture) from that set forth in Section 4.3(a) (other than as contemplated pursuant to Section 7.9);

(u)            make any material change with respect to accounting policies or procedures, except as may be required by changes in GAAP (or any authoritative interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization); or

(v)            agree or commit to do any of the foregoing.

Section 6.2            Preparation and Mailing of Proxy Statement.

(a)            As promptly as reasonably practicable following the date of this Agreement (and in any event within 25 Business Days following the date hereof, subject to receipt of Parent’s information required for the Proxy Statement on a timely basis), the Company will prepare and file with the SEC the preliminary Proxy Statement. The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Parent will furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including the information relating to Parent and Merger Sub as is required by the Exchange Act, and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC).

(b)            The Company (i) will provide Parent with a reasonable opportunity to review and propose comments on the Proxy Statement, any amendment or supplement to the Proxy Statement (other than any amendment or supplement made in connection with a Change of Recommendation) and any written responses to any comments of the SEC (or the staff of the SEC) prior to filing such documents and communications with the SEC and (ii) will give due consideration to all comments to such documents and communications reasonably proposed by Parent. The Company will, as promptly as reasonably practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments or requests with respect to the Proxy Statement received from the staff of the SEC.

(c)            The Company will use its reasonable best efforts to respond as promptly as reasonably practicable after filing to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement, and will cause the definitive Proxy Statement to be filed with the SEC and mailed to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date.

(d)            If at any time prior to the Effective Time, any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any of the Parties which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, then such Party shall promptly inform the others, and the Company will prepare such amendment or supplement in accordance with this Section 6.2 as promptly as reasonably practicable, will file as promptly as reasonably practicable with the SEC an amendment or supplement to the Proxy Statement to correct such information and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

Section 6.3            Stockholders Meeting; Recommendation.

(a)            The Company will (i) set a record date reasonably satisfactory to Parent for determining the stockholders of the Company entitled to notice of and to vote at the Stockholders Meeting as soon as practicable after the date of this Agreement and (ii) duly take all action necessary under applicable Law and the Company’s Constituent Documents to call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders Meeting”) on a date no more than 45 days after the mailing of the Proxy Statement for the purpose of obtaining the Stockholder Approval and will, unless the Board of Directors has made a Change of Recommendation, use its reasonable best efforts to solicit and obtain the Stockholder Approval. The Company will use its reasonable best efforts to cause all proxies solicited in connection with the Stockholders Meeting to be solicited in compliance with all applicable Laws. The Company will not postpone or adjourn the Stockholders Meeting, except to the extent (A) Parent has consented to such postponement or adjournment in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (B) the Board of Directors of the Company, acting in good faith after consulting with the Company’s outside legal counsel, determines that (1) after consultation with Parent, such postponement or adjournment is necessary to ensure that any required amendment or supplement to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders Meeting, (2) it will not receive proxies sufficient to obtain the Stockholder Approval, whether or not a quorum is present, or it will not have a sufficient number of shares of Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (3) such postponement or adjournment is required to comply with applicable Law or a request from the SEC or its staff; provided that in the case of a postponement or adjournment in accordance with clause (B)(1) or (2) above, (I) the date of the Stockholders Meeting will not be postponed or adjourned by more than an aggregate of 20 Business Days without Parent’s prior written approval (which will not be unreasonably withheld, conditioned or delayed) and (II) no postponement or adjournment shall be permitted under clause (B)(1) or (2) above if it would require a change in the record date for the Stockholders Meeting. Furthermore, the Company will postpone or adjourn the Stockholders Meeting if reasonably requested to do so in writing by Parent in order for the Company to solicit additional proxies sufficient to obtain the Stockholder Approval, whether or not a quorum is present, or to constitute a quorum necessary to conduct the business of the Stockholders Meeting, provided, however, that the Company will not be obligated to postpone or adjourn the Stockholders Meeting, at Parent’s request, more than once or for more than 20 Business Days.

(b)            Except as expressly permitted by Section 6.5(d) or Section 6.5(e), neither the Board of Directors of the Company nor any committee thereof will (i) fail to include the Recommendation in the Proxy Statement, (ii) change, withdraw or qualify or modify in a manner adverse to Parent, or propose publicly to change, withdraw or qualify or modify in a manner adverse to Parent, the Recommendation, (iii) with respect to the public announcement of any Acquisition Proposal (other than the commencement of a tender offer or exchange offer), fail to confirm publicly through a press release or similar means the Recommendation within 10 Business Days after the date when requested to do so in writing by Parent (it being understood that Parent may make such request only once with respect to each such Acquisition Proposal (provided that Parent may make another written request in the event of any publicly disclosed change to the price or other material terms of such Acquisition Proposal)), (iv) approve, adopt, publicly declare advisable, publicly endorse or recommend, or publicly propose to approve, adopt, declare advisable, endorse or recommend, any Acquisition Proposal or (v) if a tender or exchange offer for shares of Common Stock is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders or the Company no later than the tenth Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act (any of the foregoing actions in clause (i) through (v), a “Change in Recommendation”).

(c)            The notice for the Stockholders Meeting will also contain a proposal, which will be separate from the proposal relating to the Stockholder Approval, with respect to any non-binding advisory vote of the Company’s stockholders required pursuant to Rule 14a-21(c) under the Exchange Act and may also contain a separate, customary adjournment proposal. The approval of such proposals by the stockholders of the Company will not be a condition to the obligations of the Parties to effect the Merger in accordance with Article VIII, and the failure of the stockholders of the Company to approve such proposals at the Stockholders Meeting, or any adjournment or postponement thereof, will not affect any of the rights or obligations of the Parties in connection with this Agreement.

Section 6.4            Access to Information; Confidentiality.

(a)            During the Interim Period, upon reasonable advance notice, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent and its authorized Representatives reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts and personnel of the Company and the Company Subsidiaries and provide, reasonably promptly, all information concerning the business, assets, operations, employees and properties of the Company and the Company Subsidiaries, for purposes of preparing for and effecting the transactions contemplated by this Agreement and integration planning (and including for purposes of performing environmental site assessments or any audits for compliance with applicable Law, in each case, to the extent reasonably requested by Parent and to the extent not involving any invasive environmental testing, monitoring, investigations or sampling), in each case, to the extent reasonably requested by Parent.

(b)            Notwithstanding Section 6.4(a) and subject to the Company’s obligations under Section 7.1, the Company will not be required to, or to cause any Company Subsidiary to, permit any access to, or to disclose, any information or documents that (i) in the reasonable judgment of the Company, with the advice of counsel, would, or would be reasonably likely to, (A) violate applicable Law, (B) unreasonably disrupt the businesses and operations of the Company or any of the Company Subsidiaries, (C) breach any agreement of the Company or any of the Company Subsidiaries with any third party or (D) waive the protection of an attorney-client privilege or other legal privilege or (ii) are reasonably pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.

(c)            Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on clause (i) in the immediately preceding sentence, it will provide notice to Parent that it is withholding such access or information and will use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate such applicable Law, unreasonably disrupt such business or operations, breach such agreement or risk waiver of such privilege (including using commercially reasonable efforts to obtain any required consent under such agreement or entering into joint defense agreements or other arrangements, as appropriate, so as to allow for such access or disclosure in a manner that does not result in the loss of attorney-client privilege or other legal privilege).

(d)            All information furnished pursuant to this Section 6.4 or otherwise pursuant to this Agreement will be subject to the confidentiality agreement, dated as of October 21, 2025, between the Company and Parent (the “Confidentiality Agreement”), and the clean team agreement, dated as of November 7, 2025, between the Company and Parent (the “Clean Team Agreement”). No investigation or access provided pursuant to this Section 6.4 will affect the representations, warranties or conditions to the obligations of the Parties contained in this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and Clean Team Agreement will continue in full force and effect in accordance with their terms.

Section 6.5            Non-Solicitation; Acquisition Proposals; Intervening Events.

(a)            During the Interim Period, except as expressly permitted in accordance with Section 6.5(c) or Section 6.5(d), the Company will, and will cause each Company Subsidiary to, and will use its reasonable best efforts to cause each Representative of the Company and any Company Subsidiary to, (i) immediately cease and cause to be terminated any existing communications, discussions, negotiations and other activities with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) with respect to any Acquisition Proposal, or any inquiry, proposal, offer or indication of interest that could reasonably be expected to lead to any Acquisition Proposal, (ii) within one Business Day after the date of this Agreement, terminate and discontinue any access of any Person and its Representatives (other than Parent and Merger Sub and their Representatives and the Company and its Representatives) to any data room (virtual, physical or otherwise) or similar information-sharing platform containing any of the Company’s (or any Company Subsidiary’s) confidential information maintained in connection with a possible Acquisition Proposal and (iii) within one Business Day after the date of this Agreement, request the prompt return or destruction of any confidential information previously furnished or made available to such Persons and their Representatives (other than Parent and Merger Sub and their Representatives) through such platform or in connection with a possible Acquisition Proposal.

(b)            During the Interim Period, except as expressly permitted in accordance with Section 6.5(c) or Section 6.5(d), the Company will not, and will cause each Company Subsidiary not to, and will use its reasonable best efforts to cause each Representative of the Company and any Company Subsidiary not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage, or knowingly induce or take any other action designed or intended to lead to any Acquisition Proposal, (ii) enter into, participate or engage in or continue any communications, discussions or negotiations regarding, furnish to any Person (other than Parent and Merger Sub and their Representatives) any information or data with respect to, furnish to any Person (other than Parent and Merger Sub and their Representatives) any access to the Company’s or any Company Subsidiary’s business, books, records, properties or assets with respect to, or otherwise knowingly cooperate with, or take any other action to knowingly facilitate, any Acquisition Proposal, (iii) grant any waiver, consent or release under (or terminate, amend or modify) any standstill or similar obligations, except that if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant any waiver, consent or release with respect to such standstill or similar obligations would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law, then the Company may grant a waiver, consent or release of such obligations solely to the extent necessary to allow a third Person to make an Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other Contract (other than an Acceptable Confidentiality Agreement) relating to, or providing for, or that could reasonably be expected to lead to, an Acquisition Proposal, (v) knowingly take any action to make the provisions of any Anti-Takeover Laws (including the approval of any Person becoming an “interested stockholder” pursuant to Section 203 of the DGCL) inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company will promptly take all steps within its control that are necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent and Merger Sub under any such provisions) or (vi) submit to the stockholders of the Company for their approval, adoption or consideration any Acquisition Proposal.

(c)            Notwithstanding Section 6.5(b), at any time prior to, but not after, the Company’s receipt of the Stockholder Approval, the Company may, in response to a bona fide written Acquisition Proposal made after the date of this Agreement and prior to the receipt of the Stockholder Approval that did not result from a material breach of Section 6.3(b), (i) furnish information and data to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement and (ii) participate and engage in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, if and only if, in each case of the preceding clause (i) and this clause (ii), the Board of Directors of the Company has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal. All information and data concerning the businesses and operations of the Company or any Company Subsidiary provided by the Company or any Company Subsidiary to any Person entering into or that has entered into an Acceptable Confidentiality Agreement pursuant to this Section 6.5(c) and that has not been previously provided to Parent shall be provided by the Company to Parent prior to or substantially concurrently with the time it is provided to such Person.

(d)            Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.5(e), at any time prior to, but not after, the Company’s receipt of the Stockholder Approval, if:

(i)            an Intervening Event has occurred, then the Board of Directors of the Company may effect a Change in Recommendation if and only if the Board of Directors of the Company has determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law; or

(ii)            the Company has received an Acquisition Proposal after the date of this Agreement that did not result from a material breach of Section 6.3(b), which the Board of Directors of the Company has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes a Superior Proposal, and that the failure to effect a Change in Recommendation pursuant to Section 6.5(d) or terminate this Agreement pursuant to Section 9.1(d)(ii), as applicable, would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law, then the Board of Directors of the Company may, as applicable, effect a Change in Recommendation or may terminate this Agreement pursuant to Section 9.1(d)(ii) and, substantially concurrently with such termination, enter into a definitive agreement with respect to such Superior Proposal (provided that substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 9.3(a)(iii)).

(e)            Notwithstanding Section 6.5(d), the Board of Directors of the Company may not effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.1(d)(ii) unless (i) the Company has first provided at least five Business Days’ advance written notice to Parent that it is prepared to effect a Change in Recommendation pursuant to Section 6.5(d) or terminate this Agreement pursuant to Section 9.1(d)(ii), which notice will, in the case of an Intervening Event, include a written description in reasonable detail of such Intervening Event and, in the case of an Acquisition Proposal constituting a Superior Proposal, include the identity of any Person making such Superior Proposal and the most current version of the proposed agreement or agreements relating to such Superior Proposal (or if there is no such proposed agreement or agreements, a description in reasonable detail of the material terms and conditions of such Superior Proposal, including the material terms and conditions of any financing related to such Superior Proposal), (ii) during such five Business Day period, the Company and its Representatives have engaged in good-faith discussions and negotiations with Parent and its Representatives (to the extent Parent desires to discuss or negotiate) regarding any proposed amendments, modifications or changes to the terms and conditions of this Agreement and the transactions contemplated hereby as are proposed by Parent, it being understood and agreed that any material Change to any Superior Proposal or any Intervening Event shall require a new notice under clause (i) of this Section 6.5(e) and a new discussion and negotiation period under this clause (ii) of this Section 6.5(e) (but, in each case, the five Business Day period shall instead be the longer of (1) three Business Days and (2) the amount of time remaining on the initial five Business Day period), and (iii) no earlier than after the end of the applicable discussion and negotiation period, the Board of Directors of the Company determines in good faith (taking into account any amendments, modifications or changes to the terms and conditions of this Agreement and the transactions contemplated hereby as are proposed by Parent as provided in this Section 6.5(e)), after consultation with the Company’s outside legal counsel and financial advisor, (A) in the case of an Acquisition Proposal constituting a Superior Proposal, such Acquisition Proposal still constitutes a Superior Proposal and that the failure to effect a Change in Recommendation pursuant to Section 6.5(d) or terminate this Agreement pursuant to Section 9.1(d)(ii), as applicable, would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law and (B) in the case of an Intervening Event, the failure to effect a Change of Recommendation pursuant to Section 6.5(d) would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law.

(f)            Notwithstanding any Change in Recommendation, the Board of Directors of the Company will continue to comply with its obligations under this Agreement, including Section 6.2 and Section 6.3, and will submit this Agreement to the stockholders of the Company for the purpose of obtaining the Stockholder Approval unless this Agreement has been terminated prior to the date of the Stockholders Meeting, or any adjournment or postponement thereof, in accordance with Article IX.

(g)           As promptly as practicable after the receipt by the Company and, in any case within 24 hours after the receipt thereof, of (i) any Acquisition Proposal, whether orally or in writing, or (ii) any request for nonpublic information relating to the Company or any of the Company Subsidiaries in connection with an Acquisition Proposal, or any request to engage in communications, discussions or negotiations with respect to an Acquisition Proposal, the Company will provide written notice to Parent of such Acquisition Proposal or request, the identity of the Person making any such Acquisition Proposal or request and the material terms and conditions of such Acquisition Proposal or request, including a copy of any such written Acquisition Proposal, or written request, as applicable. The Company will keep Parent informed on a reasonably prompt basis of the status of any such Acquisition Proposal or request and any material modifications or proposed material modifications thereto. The Company will, reasonably promptly upon receipt or delivery thereof, provide Parent with copies of all drafts and final versions of definitive or other agreements (including schedules and exhibits thereto), and all other written communications describing any of the material terms and conditions of such Acquisition Proposal (and any amendments or modifications thereto) exchanged between the Company, any Company Subsidiary or any Representative of the Company, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand.

(h)            Nothing contained in this Agreement will prohibit the Company or the Board of Directors of the Company from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law, provided that the Board of Directors of the Company may not effect a Change in Recommendation except in accordance with Section 6.5(d) and Section 6.5(e).

(i)            Any breach or violation of the restrictions set forth in this Section 6.5 by any Company Subsidiary or by any officer, director or financial advisor of the Company acting at the direction of senior management of the Company or the Board of Directors of the Company will be deemed to be a breach or violation of this Section 6.5 by the Company.

Section 6.6            State Takeover Laws. If any Anti-Takeover Law is or becomes applicable to, or restricts or limits in any manner, any of this Agreement or the transactions contemplated by this Agreement, including the Merger, the Company and its Board of Directors will, to the fullest extent practicable and permitted under applicable Law, grant such approvals and take such actions (i) as are necessary so that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and (ii) to minimize the effects of any such Anti-Takeover Law on the transactions contemplated by this Agreement, including the Merger.

Section 6.7            Section 16 of the Exchange Act. Prior to the Closing, each of the Company and Parent will take all such steps as may be required or reasonably advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of the Company’s Securities (including derivative Securities with respect to Common Stock) or acquisitions of Parent Shares (including derivative Securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement, including the Merger, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or who shall become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.8            Stockholder Litigation. The Company will promptly advise Parent of any Proceeding, whether commenced prior to or after the date of this Agreement, brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement, including the Merger, and will keep Parent informed on a reasonably prompt basis regarding any such Proceeding, including discussions and developments in respect of settlement thereof. The Company will give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of, any such Proceeding or the settlement thereof, will give due consideration to Parent’s views with respect to such Proceeding or the settlement thereof and will not settle or offer to settle any such Proceeding without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.9            Deregistration and Delisting. Prior to the Closing Date, the Company will cooperate with Parent and use commercially reasonable efforts, in accordance with applicable Laws and the rules and regulations of Nasdaq, to facilitate the commencement of the delisting by the Surviving Corporation of the Common Stock from Nasdaq and the termination of the registration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time. If the Surviving Corporation is or is reasonably likely to be required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 10 days following the Closing Date, the Company will use reasonable best efforts to deliver to Parent at least three Business Days prior to the Closing a substantially final draft of any such quarterly or annual report.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1            Efforts; Consents and Approvals.

(a)            Subject to the terms and conditions of this Agreement, each of Parent and the Company will, and will cause their respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) determining all necessary, proper or advisable filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents for consummating the Merger and the other transactions contemplated by this Agreement (including from or to Governmental Authorities or third parties), (ii) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents and (iii) obtaining all approvals, consents, registrations, waivers, permits, authorizations, clearances, orders and other confirmations from any Governmental Authority or third party (including notices to or consents from third parties under Company Contracts or Leases) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including any such approvals, consents, registrations, waivers, permits, authorizations, clearances, orders and other confirmations required under the HSR Act and any other applicable Competition Laws or Foreign Investment Laws; provided that, without limiting Parent’s obligations under Section 7.1(e), in connection with obtaining any consent for or waiver under any Company Contract or Lease, neither the Company nor any Company Subsidiary may agree to any payment, obligation or undertaking, or any limitation on any rights of the Company or any Company Subsidiary, or any obligation or limitation of rights of Parent or its Affiliates, without the prior written consent of Parent (it being understood that the failure to obtain any such consent or waiver shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX).

(b)            Each of Parent and the Company will (i) make or prepare, or cause to be made or prepared, the documents, forms, filings or submissions required or advisable of such Party under the HSR Act and any other applicable Competition Laws and Foreign Investment Laws with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable, (ii) use reasonable best efforts to comply with any request for additional information, documents or other materials (including a “second request” under the HSR Act) received by such Party from the FTC, the Antitrust Division of the DOJ or any other Governmental Authority under any applicable Competition Laws or Foreign Investment Laws with respect to such filings or such transactions as promptly as practicable and advisable, (iii) subject to the terms and conditions of this Agreement, act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws with respect to any such filing or any such transaction and (iv) not extend any waiting period under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws or enter into any Contract with or Order of any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)            Parent will, on behalf of Parent and the Company, and subject to reasonable and good-faith consultation with the Company and its Representatives, control and lead all communications and strategy related to any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any agency or other Governmental Authority under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws. Subject to the foregoing, neither Party shall participate in any substantive meeting, communication, discussion or negotiation with any Governmental Authority in connection with this Agreement unless it gives the other Party prior notice of, consults with the other Party in good faith in advance of, and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in, such meeting, communication, discussion or negotiation. The Parties will use reasonable best efforts to provide, and to cause their respective Affiliates to provide, prompt, full and effective support to the other Parties in all such meetings, communications, discussions and negotiations to the extent requested.

(d)            To the extent not prohibited by applicable Law, each of Parent and the Company will use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement or any other written materials made to or received from any applicable Governmental Authority; provided that materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries and (ii) as necessary to address reasonable privilege or confidentiality concerns. Each of Parent and the Company will give the other Party reasonable and prompt prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Authority regarding any such filings or any such transaction, and keep the other Party informed as to the status of any request, inquiry, objection, charge or other action, by or before any Governmental Authority with respect to the transactions contemplated by this Agreement.

(e)            Notwithstanding anything in this Agreement to the contrary and in furtherance of and consistent with Parent’s obligations under Section 7.1(a), Parent will, and will cause its Subsidiaries to, do all things necessary, proper or advisable to eliminate each and every impediment under Competition Laws or Foreign Investment Laws, and to permit and cause the satisfaction of the conditions set forth in Article VIII, in each case, to permit the Closing to occur as promptly as reasonably practicable and in any event prior to the End Date, including by proposing to, proffering, agreeing to and taking any action, and causing to be done, the execution, carrying out or termination of Contracts or Orders or submitting to Laws or other legally binding requirements (i) providing for the license, sale, lease, transfer or other disposition of, any Lien on, or holding separate (through the establishment of trust or otherwise) of, any assets, Securities or rights of Parent or the Company or any of their respective Subsidiaries, (ii) providing for the termination of existing relationships, ventures, arrangements, contractual rights or obligations of Parent or the Company or any of their respective Subsidiaries, (iii) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct their respective businesses or own or operate any assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their respective Subsidiaries, or (iv) effectuating any other change or restructuring of Parent, the Company, the Surviving Corporation or their respective Subsidiaries (any such action in (i) through (iv), a “Remedy Action”); provided, however, that, notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries will not be required to propose, proffer, agree to or take or cause to be done any Remedy Action that would, or would reasonably be expected to, individually or in the aggregate, (A) be material to the Company and the Company Subsidiaries, taken as a whole, (B) affect any businesses, products, rights or assets of Parent’s molecular diagnostics business representing, in the aggregate, more than $100,000,000 of revenue for fiscal year ended December 31, 2024, or (C) affect any businesses, products, rights or assets of Parent and its Affiliates (other than those of the Company and the Company Subsidiaries or Parent’s molecular diagnostics business) (any Remedy Action having such result in (A), (B) or (C), a “Burdensome Condition”), or that is not conditioned on the consummation of the transactions contemplated by this Agreement. The Company will not, and will cause its Subsidiaries not to, agree or commit to any Remedy Action without the written consent of Parent, provided that the Company shall, and shall cause each Company Subsidiary to, undertake such actions as requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing. Each of the Parties agrees to cooperate and use its reasonable best efforts to contest and resist any Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the transactions contemplated by this Agreement, including reasonably pursuing administrative and judicial appeal.

(f)            Prior to the Closing, none of Parent, Merger Sub or any of Parent’s other Subsidiaries will consummate, enter into any agreement providing for, or announce, any investment, acquisition or other business combination that would, or would reasonably be expected to, prevent or materially delay satisfaction of the condition set forth in Section 8.1(b).

Section 7.2            Employee Matters.

(a)            Parent shall, or shall cause the Surviving Corporation to, for a period beginning at the Effective Time and ending on the first anniversary of the Effective Time (or such shorter period of employment, as the case may be), provide each Continuing Employee with (i) a base salary or base wage rate (as applicable) that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash incentive opportunity that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, (iii) a target long-term incentive opportunity for the calendar year following the calendar year of Closing that is no less favorable than that provided to similarly situated employees of Parent, (iv) severance benefits in accordance with the terms of the applicable Benefit Plan in which such Continuing Employee is eligible to participate immediately prior to the Effective Time, and (v) other employee benefits (excluding benefits under the Company ESPP) that are no less favorable in the aggregate than (1) through the end of the calendar year of Closing, those provided to such Continuing Employee immediately prior to the Effective Time and (2) thereafter through the first anniversary of the Effective Time, those provided to similarly situated employees of Parent.

(b)            To the extent unpaid as of the Effective Time, in respect of each Continuing Employee’s annual bonus for 2025 (the “2025 Annual Bonus”), Parent shall, or shall cause the Surviving Corporation to, pay such Continuing Employee their 2025 Annual Bonus (with the amount of such 2025 Annual Bonus determined by the Human Capital Committee of the Board of Directors of the Company in the ordinary course of business consistent with past practice based on actual levels of performance achievement) within 30 days immediately following the Effective Time.

(c)            To the extent that any Continuing Employee becomes eligible to participate in an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) maintained by Parent or any of its Subsidiaries (collectively, the “Parent Benefit Plans”), then, for purposes of determining eligibility to participate and vesting, service with the Company or any of the Company Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and the Company Subsidiaries under any similar Benefit Plan prior to the Effective Time in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Parent shall not be required to provide credit for any purpose under any Parent Benefit Plan that is (i) a cash or equity incentive compensation plan, (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan or (iv) a Parent Benefit Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(d)            In addition, subject to applicable Law, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive, or cause to be waived, any pre-existing condition limitations and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees (and their eligible dependents) under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, except to the extent that such pre-existing condition limitations and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Effective Time and (ii) solely with respect to any medical plan, provide each Continuing Employee with credit for any deductibles or co-payments paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or maximum out-of-pocket requirements under any Parent Benefit Plans that are welfare plans in which such Continuing Employee is eligible to participate for the plan year that includes the Effective Time, in each case, to the extent such deductibles and co-payments would have been applied under the comparable Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.

(e)            The Parties acknowledge and agree that all provisions contained in this Section 7.2 are included for the sole benefit of the Parties, and that nothing in this Section 7.2, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other Person, including any Individual Service Provider or other current or former service providers of the Company or any Company Subsidiary, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with the Company, Parent or any of their respective Affiliates (including, after the Closing, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Benefit Plan or Parent Benefit Plan, or (iii) shall limit the right of Parent or its Affiliates (including, after the Closing, the Surviving Corporation) to amend, terminate or otherwise modify any Benefit Plan or Parent Benefit Plan.

Section 7.3            Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such fees and expenses.

Section 7.4            Directors’ and Officers’ Indemnification and Insurance.

(a)            From and after the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, (i) indemnify and hold harmless against any costs or expenses (including reasonable attorneys’ fees), and any judgments, fines, losses, claims, damages, settlements, penalties and other amounts or liabilities incurred or paid in connection with any threatened, pending or completed investigation, claim, action, inquiry, suit, proceeding or other matter, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was (A) a director, officer, member or manager of the Company or any Company Subsidiary at any time at or prior to the Effective Time or (B) serving as a director, officer, member, manager, trustee or fiduciary of any other Person at the written request of, or with the knowledge and consent of, the Company or any Company Subsidiary (collectively in the preceding (A) and (B), the “Indemnified Persons”) and, in each case, based on, arising out of, relating to or in connection with, any actual or alleged acts, omissions, facts, circumstances, events or other matters occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), (ii) provide the advancement of expenses to each Indemnified Person on a current basis (but no later than 30 days after the submission of invoices) in connection with any matters that are the subject of the foregoing clause (i), subject to receipt of an undertaking (which shall not require any security) to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to such indemnification or advancement, in the case of the preceding clause (i) and this clause (ii), to the fullest extent permitted by applicable Law, and (iii) maintain and honor the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the Company’s and the Company Subsidiaries’ Constituent Documents in effect as of immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person without such Indemnified Person’s written consent, except to the extent required by applicable Law. Parent and the Surviving Corporation shall be entitled to control and appoint lead counsel for the defense (reasonably satisfactory to the Indemnified Person subject to such investigation, claim, action, inquiry, suit, proceeding or other matter) of any threatened, pending or completed investigation, claim, action, inquiry, suit, proceeding or other matter described in the prior sentence (unless counsel to such Indemnified Person reasonably concludes that there may be a conflict of interest between Parent or the Surviving Corporation and such Indemnified Person), provided that Parent will not, and Parent will cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any investigation, claim, action, inquiry, suit, proceeding or other matter in which an Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Person or such Indemnified Person consents in writing. From and after the Effective Time, Parent will guarantee and stand surety for, and will cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.4.

(b)            The Surviving Corporation shall, at Parent’s expense, maintain for a period of six years after the Effective Time directors’ and officers’ liability, fiduciary liability and employment practices liability insurance (“D&O Insurance”) covering each Insured Person, providing for at least the same coverage and amounts as, and containing terms and conditions which are no less favorable to the Insured Persons than, such D&O Insurance in effect as of immediately prior to the Effective Time, with respect to claims or other matters arising from actual or alleged acts, omissions, facts, circumstances, events or other matters that existed or occurred at or before the Effective Time, including in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; provided that in no event will Parent or the Surviving Corporation be required to expend for any one coverage year more than 300 percent of the current aggregate annual cost expended by the Company and the Company Subsidiaries, as set forth in Section 7.4(b) of the Company Disclosure Letter, to maintain such D&O Insurance (such amount, the “Maximum Amount”); provided, further, that if the aggregate annual cost of such D&O Insurance exceeds the Maximum Amount, the Surviving Corporation will be obligated to obtain the most advantageous such insurance available for a cost not exceeding the Maximum Amount. In lieu of the foregoing, the Company, in its sole discretion, may, and if the Company does not, Parent may direct the Company to, purchase, at Parent’s expense, directors’ and officers’ liability, fiduciary liability and employment practices liability “tail” insurance covering each Insured Person, providing for at least the same coverage and amounts as, and containing terms and conditions that are no less favorable to the Insured Persons than, the D&O Insurance in effect as of immediately prior to the Effective Time, with respect to claims or other matters arising from actual or alleged acts, omissions, facts, circumstances, events or other matters that existed or occurred at or before the Effective Time, including in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; provided that in no event shall Parent be required to, nor shall the Company, expend for such “tail” insurance an amount in excess of the Maximum Amount; provided, further, that if the aggregate cost of such “tail” insurance exceeds the Maximum Amount, the Company shall obtain the most advantageous such “tail” insurance available for a cost not exceeding the Maximum Amount.

(c)            Parent and Merger Sub agree that the rights of each Indemnified Person and each Insured Person hereunder will be in addition to, and not in limitation or substitution of, any other rights such Indemnified Person or Insured Person may have under the Constituent Documents of the Company or any Company Subsidiary or the Surviving Corporation, any other indemnification Contract, the DGCL or otherwise. Nothing in this Agreement, including this Section 7.4, is intended to, shall be construed to or shall release, waive or impair any rights to insurance under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or the Indemnified Persons or Insured Persons, it being understood and agreed that the indemnification provided for in this Section 7.4 is not prior to, or in limitation of or substitution for, any claims under any such policies.

(d)            The provisions of this Section 7.4 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons, the Insured Persons and their respective heirs, executors, administrators and personal representatives, each of whom will be third-party beneficiaries of this Section 7.4. In the event that the Surviving Corporation or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys 50 percent or more of its properties or assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in either such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, will assume, and comply with, the obligations set forth in this Section 7.4.

Section 7.5            Public Announcements. Parent and the Company agree that no public release or announcement concerning this Agreement, the Merger or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as such public release or announcement may be required by applicable Law, Order, court process or the rules and regulations of, or any listing agreement with, any national securities exchange or national securities quotation system, in which case the Party required to make the public release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such public release or announcement in advance of such issuance (including by providing the contents of such public release or announcement), it being understood that the final form and content of any such public release or announcement, to the extent required, shall be at the final discretion of the disclosing Party, or (b) for such public release or announcement that (i) relates to any dispute among the Parties or their Affiliates regarding this Agreement, the Merger or the transactions contemplated hereby or (ii) is made by the Company, in compliance with Section 6.5, in response to the receipt or existence of any Acquisition Proposal or Superior Proposal, its consideration of the foregoing or the making of a Change in Recommendation pursuant to Section 6.5. Notwithstanding the foregoing, this Section 7.5 will not apply to any public release or announcement made by the Company or Parent, the text of which is substantially consistent with information included in a public release or announcement previously made in compliance with this Section 7.5. The Company and Parent agree that any press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of, Parent and the Company.

Section 7.6            Notice of Certain Events. During the Interim Period, the Company will promptly notify Parent in writing, and Parent will promptly notify the Company in writing, as applicable, after receiving or becoming aware of (a) any written notice or other communication from any Person alleging that the consent or waiver of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the failure of such Party to obtain such consent or waiver could reasonably be expected to be material to the Company, the Surviving Corporation or Parent, as the case may be (and the response thereto from Parent or the Company, as the case may be), (b) the occurrence, or non-occurrence, of any event which could be reasonably likely to cause any condition set forth in Section 8.2 (in the case of the Company as the notifying Party) or Section 8.3 (in the case of Parent as the notifying Party) to not be met and (c) any Proceeding commenced or, to its knowledge, threatened against, relating to or otherwise involving Parent or any of the Subsidiaries of Parent (if Parent is the notifying Party) or the Company or any Company Subsidiary (if the Company is the notifying Party) that relates to the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 7.6 will not (i) limit, modify or otherwise affect any of the representations, warranties, covenants, agreements or conditions contained in this Agreement, (ii) limit or otherwise affect the rights or remedies of Parent or the Company, (iii) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or the Company’s reliance on the representations, warranties, covenants, and agreements made by Parent and Merger Sub in this Agreement or (iv) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company, Parent or Merger Sub.

Section 7.7            Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control, direct or influence the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 7.8            Financing Cooperation.

(a)            Parent expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Financing or any other financing is in any manner a condition to the Merger, the Closing or the obligations of Parent to consummate the transactions contemplated hereby, and reaffirms its obligation to consummate the Merger, the Closing and the transactions contemplated hereby, irrespective and independently of the availability of the Financing or any other financing.

(b)            The Company shall, and shall cause the Company Subsidiaries to, use its and their reasonable best efforts to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide customary cooperation and customary financial information, in each case that is reasonably requested by Parent upon reasonable prior written notice in connection with any financing obtained or to be obtained by Parent for the purpose of financing the Merger or any transaction undertaken in connection therewith (the “Financing”), including by (i) furnishing, or causing to be furnished, to Parent (A) audited consolidated balance sheets and related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the Company for each of the three most recently completed fiscal years of the Company ended at least 60 days prior to the Closing Date, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year, and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least 40 days prior to the Closing Date; provided that the financial statements required to be delivered pursuant to this clause (i) shall be deemed to have been delivered on the date on which such items have been publicly filed with, and made available on the website of, the SEC or made publicly available on the website of any national securities exchange, and (ii) using reasonable best efforts to cause the Company’s and the Company Subsidiaries’ independent accountants, as reasonably requested by Parent, to (A) consent to the use of their audit reports on the financial statements of the Company and the Company Subsidiaries in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or Exchange Act in connection with the Financing, (B) provide any customary “comfort letters” (including drafts thereof that such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Financing) necessary and reasonably requested in writing by Parent in connection with any debt capital markets transaction comprising a part of the Financing, and (C) participate in a reasonable number of customary due diligence sessions; provided, however, that (1) no such cooperation shall be required to the extent it would (I) unreasonably interfere with the conduct of the Company’s or any Company Subsidiary’s business, (II) require the Company or any of the Company Subsidiaries to incur any fees, expenses or other liability or to reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (III) be reasonably expected to cause any Representative of the Company or any Company Subsidiary to incur any personal liability, (IV) require the Company or any Company Subsidiary to waive, breach or amend any terms of this Agreement, or agree to any change or modification of any other existing agreement or other documentation in connection therewith that would be effective prior to the Effective Time, (V) require the Company, any Company Subsidiary or any of their respective Representatives to provide any information that is prohibited or restricted by applicable Law or is legally privileged (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss or waiver of such legal privilege), (VI) require the Company, any Company Subsidiary or any of their respective Representatives to take any action that conflicts with, or results in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of the Company or any Company Subsidiary, any applicable Laws, or any Contracts of the Company or any Company Subsidiary, or (VII) require the Company, any Company Subsidiary or any of their respective Representatives to produce any financial information regarding the Company and the Company Subsidiaries that is not readily available or within the Company’s possession or to prepare or produce any projections or pro forma financial statements and (2) the Company, the Company Subsidiaries and their respective Representatives shall not be required to execute any credit or security documentation or any other definitive agreement (other than customary authorization and representation letters in connection with the Financing), adopt any resolution or otherwise take any corporate or similar action or incur any obligation or liability in connection with the Financing or to approve or authorize the Financing (including the documentation or instruments pursuant to which the Financing is obtained) or provide any indemnity, in each case of this clause (2), prior to the Effective Time, and shall not be required to deliver or cause to be delivered any opinion of counsel or solvency certificate in connection with such cooperation. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing so long as such logos are used solely in a manner that is reasonable and customary and not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(c)            Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives from and against any claims, damages, injuries, judgments, awards, penalties, fines, costs, settlement payments, expenses, liabilities or losses suffered or incurred by them based on, arising out of, relating to or in connection with, in whole or in part, the Financing or their cooperation therewith and any information utilized in connection therewith, except in the event such claims, damages, injuries, judgments, awards, penalties, fines, costs, settlement payments, expenses, liabilities or losses arise out of or result from (i) the willful misconduct, gross negligence or bad faith of the Company and the Company Subsidiaries or any of their respective Representatives, (ii) the material breach by the Company of its obligations under this Agreement or (iii) any intentional misstatement or omission in information provided in writing hereunder by or on behalf of the Company, the Company Subsidiaries or any of their respective Representatives for use in connection with the Financing (clauses (i) through (iii), collectively, the “Indemnity Exceptions”). Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs actually incurred by the Company and the Company Subsidiaries (including those of their respective Representatives and reasonable and documented attorneys’ fees) in connection with taking action required or requested by Parent pursuant to this Section 7.8, other than those arising out of or resulting from the Indemnity Exceptions.

Section 7.9            Treatment of Company Indebtedness.

(a)            The Company shall (and shall cause the Company Subsidiaries to) deliver all notices and take all other actions, in each case required to be delivered or taken by the Company or any Company Subsidiary, as applicable, to facilitate substantially concurrently with, or prior to, the Effective Time the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, (i) use reasonable best efforts to deliver to Parent at least five Business Days prior to the Closing Date, a draft payoff letter and draft related release documentation and (ii) deliver to Parent on or prior to the Closing Date, an executed payoff letter and executed related release documentation, in each case, with respect to the Company Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter, together with any related release documentation, shall, among other things, include the payoff amount and provide that all guarantees and Liens granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries and securing such indebtedness and any other obligations secured thereby, shall, upon receipt of the payoff amount set forth in the Payoff Letter by the applicable Persons listed in the Payoff Letter substantially concurrently with, or prior to, the Effective Time and in accordance with the terms of the Payoff Letter, be released and terminated.

(b)            Within the time periods required by the terms of the applicable Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions required by the applicable Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Merger, including the giving of any notices that may be required and delivery to the trustee, holders or other applicable Persons, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustee, holders or other applicable Persons, in each case in connection with the execution and delivery of this Agreement, the Merger or as otherwise required by the applicable Convertible Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall use reasonable best efforts to deliver a copy of any such notice or other document to Parent at least three Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the applicable Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, one or more supplemental indentures, officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Parent, pursuant to each Convertible Notes Indenture and (ii) using its reasonable best efforts to cause the trustee under each Convertible Notes Indenture to execute at the Effective Time, any such supplemental indenture.

(c)            In the event that Parent desires to consummate a repurchase offer, redemption or similar transaction with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to, and will use their respective reasonable best efforts to cause their respective Subsidiaries and Representatives to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall prepare (and execute and deliver (or cause to be executed and delivered)) any documentation related thereto in form and substance reasonably satisfactory to Parent (including any officer’s certificates or opinions of counsel required under the Convertible Notes Indentures in connection therewith); it being understood that in no event shall the Company be required to (i) prepare or commence any documentation for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or (ii) incur any other cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith. Any dealer manager, information agent, depositary or other agent retained in connection with any Repurchase Transaction will be selected by Parent or its Subsidiaries and retained by the Company, and their fees and out-of-pocket expenses will be paid directly by Parent.

Section 7.10          Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, to perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness or liabilities other than as specifically contemplated by this Agreement.

Article VIII
CONDITIONS PRECEDENT

Section 8.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law) by the Company and Parent, at or prior to the Closing of the following conditions:

(a)            the Company shall have obtained the Stockholder Approval;

(b)            the waiting period under the HSR Act applicable to the Merger (or any extension thereof, including the expiration or termination of any timing agreement entered into with any Governmental Authority in accordance with the terms of this Agreement) shall have expired or been terminated and all consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Authority pursuant to any other applicable Competition Law or Foreign Investment Law in connection with the consummation of the Merger that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained and made, as the case may be, and shall be in full force and effect, in each case without the imposition of any Burdensome Condition; and

(c)            no Laws shall have been enacted, enforced, entered, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued by a court or other Governmental Authority and remain in effect, having the effect of restraining, enjoining, making illegal or otherwise prohibiting consummation of the Merger (such Laws and Orders, collectively, “Restraints”).

Section 8.2            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law) by Parent, at or prior to the Closing of the following additional conditions:

(a)            (i) each of the representations and warranties of the Company set forth in the first sentence of Section 4.1 and in Section 4.3(c), Section 4.4, Section 4.6 and Section 4.28 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), (ii) each of the representations and warranties of the Company set forth in Section 4.3(a), Section 4.3(b) and Section 4.3(d) (solely to the extent applicable to the Company and Securities of the Company) (collectively, the “Capitalization Representations”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such other date), (iii) the representation and warranty of the Company set forth in Section 4.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) each of the other representations and warranties of the Company set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct as so made has not had and would not reasonably be expected to have a Material Adverse Effect;

(b)            the Company shall have performed or complied in all material respects with all covenants and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Closing;

(c)            since the date of this Agreement, no Material Adverse Effect shall have occurred; and

(d)            Parent shall have received a certificate of a duly authorized officer of the Company certifying the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

Section 8.3            Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law) by the Company, at or prior to the Closing of the following additional conditions:

(a)            each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “material adverse effect” or similar qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct as so made has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)           each of Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Closing; and

(c)            the Company shall have received a certificate of a duly authorized officer of Parent certifying the matters set forth in Section 8.3(a) and Section 8.3(b).

Article IX
TERMINATION

Section 9.1          Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval or approval of the Merger by the sole stockholder of Merger Sub (except as otherwise expressly noted):

(a)            by mutual written agreement of Parent and the Company;

(b)            by either Parent or the Company, if:

(i)            the Merger has not been consummated by November 19, 2026 (the “End Date”), whether the End Date is before or after the date of the Stockholder Approval; provided that (A) if, as of the date that is the third Business Day prior to the End Date, all of the conditions set forth in Article VIII have been satisfied or waived (other than (1) the condition set forth in Section 8.1(b), (2) the condition set forth in Section 8.1(c) as it relates to a Restraint which is, or is imposed pursuant to, a Competition Law or Foreign Investment Law, or (3) those conditions that by their nature are to be satisfied at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time)), the then-applicable End Date shall be automatically extended to the first Business Day that is at least 90 days after the then-applicable End Date (with all references in this Agreement to the End Date thereafter being deemed to be references to the End Date as so extended), and (B) if all of the conditions set forth in Article VIII are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied were the Closing to occur at such time) on a date that occurs on or prior to the End Date, but the Closing would thereafter occur in accordance with Section 2.2 on a date (the “Specified Date”) after the End Date, then the End Date shall automatically be extended to such Specified Date, and the Specified Date shall become the End Date for all purposes of this Agreement; provided, further, that the right of termination pursuant to this Section 9.1(b)(i) shall not be available to any Party that has materially breached its (and in the case of Parent, including Merger Sub’s) covenants or agreements under this Agreement and such breach was the primary cause for the failure of the Merger to be consummated by the End Date;

(ii)           any Restraint on the consummation of the Merger or making the Merger illegal is in effect and has become final and non-appealable; provided that the right of termination pursuant to this Section 9.1(b)(ii) shall not be available to any Party that has materially breached its (and in the case of Parent, including Merger Sub’s) covenants or agreements under this Agreement and such breach was the primary cause of the issuance of such final and non-appealable Restraint; or

(iii)          the Stockholder Approval is not obtained upon a vote taken on the adoption of this Agreement at the Stockholders Meeting or any adjournment or postponement thereof;

(c)            by Parent, if:

(i)            the Company has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representations or warranties have become inaccurate after the date of this Agreement, and such breach, failure or inaccuracy would result in a failure of any condition set forth in Section 8.2(a) or Section 8.2(b) and is incapable of being cured by the Company or, if capable of being cured, is not cured prior to the earlier of (A) 30 days after the date written notice thereof is given by Parent to the Company and (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements under this Agreement so as to result in the failure of a condition set forth in Section 8.3(b); or

(ii)           at any time prior to obtaining the Stockholder Approval, if the Board of Directors of the Company has effected a Change in Recommendation; or

(d)           by the Company, if:

(i)            Parent or Merger Sub has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representations or warranties have become inaccurate after the date of this Agreement, and such breach, failure or inaccuracy would result in a failure of any condition set forth in Section 8.3(a) or Section 8.3(b) and is incapable of being cured by Parent or Merger Sub or, if capable of being cured, is not cured prior to the earlier of (A) 30 days after the date written notice thereof is given by the Company to Parent and (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in material breach of any of its covenants or agreements under this Agreement so as to result in the failure of a condition set forth in Section 8.2(b); or

(ii)           at any time prior to obtaining the Stockholder Approval, in order for the Company to substantially concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.5(d) and Section 6.5(e), provided, however, that substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 9.3(a)(iii).

Section 9.2            Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1, written notice thereof shall be given by the terminating Party to the other Party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect, the obligations of the Parties under this Agreement will terminate and there will be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 6.4, Section 7.8(c) and the provisions of this Section 9.2, Section 9.3 and Article X, each of which will remain in full force and effect; provided that, except as otherwise provided in Section 9.3, no Party will be relieved or released from any liability or damages (which may include, in the case of the Company, amounts representing, or based on the loss of, any premium or other economic entitlement the stockholders of the Company would be entitled to receive pursuant to the terms of this Agreement if the Merger were consummated in accordance with the terms of this Agreement) arising or resulting from any actual fraud in the making of the representations and warranties set forth in this Agreement or knowing and intentional breach of any covenants or agreements under this Agreement. For purposes of this Agreement, “knowing and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or intentionally fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

Section 9.3            Company Termination Fee.

(a)            The Company will pay or cause to be paid by a U.S. Person to Parent, by wire transfer of cash in immediately available funds, $628,694,446 (the “Company Termination Fee”) if this Agreement is terminated under the following circumstances:

(i)            if (A) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.1(b)(i), (2) by either Parent or the Company pursuant to Section 9.1(b)(iii) or (3) by Parent pursuant to Section 9.1(c)(i) on the basis of a breach of a covenant or agreement contained in this Agreement, and after the date of this Agreement and prior to such termination described in the foregoing clause (1) through (3), an Acquisition Proposal has been publicly announced or disclosed or has otherwise become publicly known or, solely in the cases of clauses (A)(1) and (A)(2), a non-public Acquisition Proposal has been made to the Board of Directors of the Company after the date of this Agreement and prior to such termination, which Acquisition Proposal has not been withdrawn (publicly, if public) at the time of such termination, in the case of a termination pursuant to Section 9.1(b)(i), at the time of such breach, in the case of a termination pursuant to Section 9.1(c)(i) or, at least two Business Days before the Stockholders Meeting, in the case of a termination pursuant to Section 9.1(b)(iii), and (B) within 12 months after the date of such termination pursuant to Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(c)(i), the Company (I) enters into a definitive agreement with respect to any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement), or (II) consummates the transaction contemplated by any Acquisition Proposal (including any Acquisition Proposal made after the date of termination of this Agreement), then the Company will pay or cause to be paid by a U.S. Person the Company Termination Fee substantially concurrently with the earlier of the entry into such definitive agreement or the consummation of such transaction; provided that, for purposes of this Section 9.3(a)(i), all references to 20 percent included in the definition of the term “Acquisition Proposal” will be deemed to refer to 50 percent;

(ii)           if this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii), then the Company will pay or cause to be paid by a U.S. Person the Company Termination Fee by the second Business Day following the date of such termination;

(iii)          if this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then the Company will pay or cause to be paid by a U.S. Person the Company Termination Fee substantially concurrently with such termination; or

(iv)          if this Agreement is terminated by the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and, at the time of such termination, Parent is entitled to terminate this Agreement pursuant to Section 9.1(c)(ii), then the Company will pay or cause to be paid by a U.S. Person the Company Termination Fee by the second Business Day following the date of such termination.

(b)            Each of the Parties acknowledges that any amounts payable by the Company to Parent pursuant to this Section 9.3 are not a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while proposing and negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(c)            The Company acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, Parent commences any Proceeding that results in a judgment against the Company for such amounts, the Company will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate as published by Bloomberg in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with such Proceeding.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Article X
GENERAL PROVISIONS

Section 10.1          Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements prior to the Effective Time, will survive the Effective Time, provided that nothing in this Section 10.1 shall limit (a) any covenants or agreements contained in this Agreement that by their terms apply or are to be performed after the Effective Time or (b) this Article X.

Section 10.2          Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, (b) on the third Business Day following the date of dispatch if delivered pre-paid by a recognized overnight courier service or (c) when sent by email, with no “bounceback” or notice of non-delivery generated to sender, if sent before 6:00 p.m. addressee’s local time on a Business Day, or on the next Business Day if sent after 6:00 p.m. addressee’s local time (or, the first Business Day following such sending if the sending date is not a Business Day). All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice in a notice given in accordance with this Section 10.2:

If to Parent or Merger Sub, to:

Abbott Laboratories
100 Abbott Park Road, D-364
Abbott Park, IL 60064-3500

Attention:	Executive Vice President, General Counsel and Secretary
Email:	[***]
[***]

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	David K. Lam
Ahsan M. Barkatullah
Email:	[***]
[***]

If to the Company, to:

Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719

Attention:	General Counsel
Email:	[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
320 South Canal Street
Chicago, IL 60606

Attention:	Richard C. Witzel, Jr.
Rachel E. Cohn
Email:	[***]
[***]

Section 10.3          Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and the Company Disclosure Letter), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties or any of them with respect to their subject matter. The Parties have not made any other agreements or binding statements, oral or otherwise, express or implied, pertaining to this Agreement (including the Exhibits and the Company Disclosure Letter), the Confidentiality Agreement and the Clean Team Agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever; provided that from and after the Effective Time, (a) the obligations set forth in Section 7.4 may be enforced by the Indemnified Persons and the Insured Persons and (b) subject to the terms and conditions in Article II and Article III, following the occurrence of the Effective Time, the right of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration or payment under Section 2.7 may be enforced by such stockholders or holders of Company Equity Awards. Notwithstanding the foregoing, in the event of a termination of this Agreement, and subject to Section 9.2, the Company shall have the right, on behalf of the Company’s stockholders and holders of Company Equity Awards (who are and shall be third-party beneficiaries hereunder solely to the extent necessary for this sentence to be enforceable) to pursue and recover damages against Parent and Merger Sub for loss of the Merger Consideration or payment under Section 2.7 pursuant to this Agreement (including the loss of the premium that such stockholders or holders of Company Equity Awards would be entitled to receive pursuant to the terms of this Agreement if the Merger were consummated in accordance with the terms of this Agreement); provided that the rights granted pursuant to this sentence shall be enforceable on behalf of the Company’s stockholders and holders of Company Equity Awards only by the Company, in its sole and absolute discretion, on behalf of such stockholders and holders of Company Equity Awards, and any amounts received by the Company in connection therewith may be retained by the Company. Parent’s obligations under the Confidentiality Agreement and the Clean Team Agreement will terminate as of the Closing.

Section 10.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law (including as a matter of public policy), all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.5          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void; provided that, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time, Parent may assign and transfer the Securities of Merger Sub held by Parent to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.6          Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Stockholder Approval or by the sole stockholder of Merger Sub, but after such adoption and approval, no amendment will be made which by Law or in accordance with the rules of Nasdaq requires further adoption or approval by any such stockholders without such further adoption and approval, as applicable. In any event, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.7          Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Following the receipt of the Stockholder Approval, no extension or waiver will be made which by Law or in accordance with the rules of Nasdaq requires further approval by the stockholders of the Company without such further approval. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.8          Governing Law and Venue: Waiver of Jury Trial.

(a)            THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)           The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that such Parties are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action, suit or proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Law will be valid and sufficient service. The Parties agree that a final judgment in any such action, suit or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing will restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)            EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.8(c).

Section 10.9          Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 10.8, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

Section 10.10       Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument. This Agreement will become effective when each Party has received counterparts executed and delivered by the other Parties. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and Adobe Sign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

Section 10.11        Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby (a) agrees that any legal action involving the Financing Entities and arising out of or relating to this Agreement or the Financing, or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity, whether in contract or in tort or otherwise, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any applicable commitment letter or in any definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Delaware), (c) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such legal action brought against the Financing Entities in any way arising out of or relating to this Agreement or the Financing, or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) agrees that none of the Financing Entities shall have any liability to the Company or any of the Company Subsidiaries or any of their respective controlled Affiliates or Representatives arising out of or relating to this Agreement or the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 10.11) and waives any and all rights or claims against the Financing Entities with respect to the foregoing and agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any legal action against any Financing Entity with respect to the foregoing, and (e) agrees that the Financing Entities are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 10.11, and that this Section 10.11 may not be amended in a manner adverse to the Financing Entities without the written consent of the Financing Parties (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 10.11 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under any applicable commitment letter or other definitive documentation executed in connection with the Financing, or the rights of the Company and the Company Subsidiaries against the Financing Parties with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 10.12        Certificates. In executing any certificate or other documentation in connection with this Agreement, officers and employees of the Parties are acting in their corporate capacities and are not assuming personal liability in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

ABBOTT LABORATORIES

By:	/s/ Philip P. Boudreau
Name:	Philip P. Boudreau
Title:	Executive Vice President, Finance and Chief Financial Officer

BADGER MERGER SUB I, INC.

By:	/s/ Philip P. Boudreau
Name:	Philip P. Boudreau
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXACT SCIENCES CORPORATION

By:	/s/ Kevin T. Conroy
Name:	Kevin T. Conroy
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]